SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

COMMUNITY NATIONAL BANCORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value

(2)	Aggregate number of securities to which transaction applies:

2,008,595 shares of common stock; 100,000 warrants

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$14.46461 per common share; $4.46 per warrant (based on aggregate merger consideration of $29,500,000 in cash subject to adjustment); if maximum consideration of $30,000,000 is payable, the common shares and warrants will receive an additional $.23712 per share or warrant.

(4)	Proposed maximum aggregate value of transaction: $30,000,000

(5)	Total fee paid: $3,210

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Dear Community National Bancorporation Shareholder:

The Board of Directors of Community National Bancorporation (“Community National”) has unanimously approved a business combination with South Georgia Bank Holding Company (“South Georgia”). Pursuant to the merger agreement, an interim subsidiary of South Georgia will merge with and into Community National and each outstanding share of Community National common stock will be converted into the right to receive approximately $14.46461 in cash, without interest. The last sales price for Community National’s common stock on February 6, 2006 (the day before the announcement of the merger) was $12.15. Part of the merger consideration will be provided in the form of a special dividend in the amount of $4,250,000 from Community National Bank to Community National Bancorporation.

You are cordially invited to attend a special meeting of stockholders of Community National to vote on the proposed business combination. The meeting will be held on Thursday, May 25, 2006 at 10:00 a.m., local time, at The Thrasher House, 720 Hudson Avenue, Ashburn, Georgia. We cannot complete the proposed business combination unless we obtain the approval of the stockholders of Community National holding at least a majority of the outstanding shares of Community National’s common stock.

We urge you to take the time to vote on the proposed business combination by designating a proxy to vote your shares. You may designate a proxy by signing and dating the enclosed Proxy/Voting Instruction Card and returning it in the enclosed postage-paid envelope, regardless of whether you plan to attend the meeting. If you do attend the meeting, you may vote your shares in person even if you previously designated a proxy. It is important that your shares be represented at the meeting no matter how many shares you own. An abstention or a failure to vote will have the same effect as a vote against the merger agreement and the transactions contemplated thereby. If you have any questions about the matters being voted upon or require assistance in completing your Proxy/Voting Instruction Card, you may contact either Terry Alston or Joy Carter at (229) 567-9686.

The formal Notice of the Special Meeting and the proxy statement relating to the Special Meeting appear on the following pages of this document. The proxy statement and form of proxy was first mailed to stockholders on or about April 26, 2006. The proxy statement gives you detailed information about the business combination we’re proposing, and it includes the merger agreement as Appendix A thereto. You can also obtain information about Community National from publicly available documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Your Board of Directors has determined that the business combination is in the best interests of Community National and its stockholders and has unanimously approved the merger agreement and the transactions contemplated thereby. The Board recommends that you vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.

Very Truly Yours,

Ruth W. Raines

Chairperson of the Board

Neither the Securities and Exchange Commission nor any state regulators have determined whether the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

Preliminary Copies

COMMUNITY NATIONAL BANCORPORATION

561 East Washington Avenue

Ashburn, Georgia 31714

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 25, 2006

Dear Community National Bancorporation Shareholder:

A Special Meeting of Shareholders of Community National Bancorporation (“Community National”) will be held on Thursday, May 25, 2006 at 10:00 a.m., Eastern Time, at The Thrasher House, 720 Hudson Avenue, Ashburn, Georgia, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated February 6, 2006, pursuant to which South Georgia Bank Holding Company will acquire Community National through the merger of an interim subsidiary of South Georgia Bank Holding Company with and into Community National; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed April 7, 2006 as the record date for the determination of shareholders entitled to vote at the Special Meeting of Shareholders. Information relating to the above matters is set forth in the proxy statement accompanying this Notice. Only holders of Community National’s common stock, no par value, as of the close of business on the record date will be entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. The approval of the merger agreement requires the affirmative vote of a majority of the shares of Community National’s common stock outstanding on the record date.

After careful consideration, your board of directors supports the merger and recommends that you vote FOR approval of the merger agreement.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Special Meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Community National’s secretary, or by filing a properly executed proxy of a later date with Community National’s secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

Community National’s shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and who comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code will be entitled to receive payment of the fair value of their shares in cash in accordance with Georgia law. A copy of Article 13 of the Georgia Business Corporation Code is attached as Appendix C to the accompanying proxy statement.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the person named as proxy will vote on such matters at his discretion.

By Order of the Board of Directors,

Ruth W. Raines

Chairperson of the Board

Ashburn, Georgia

April 26, 2006

PLEASE PROMPTLY COMPLETE AND RETURN THE

ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

COMMUNITY NATIONAL BANCORPORATION

561 East Washington Avenue

Ashburn, Georgia 31714

PROXY STATEMENT

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SUMMARY

We have prepared this summary to assist you in your review of this proxy statement. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement. To understand the merger and the issuance of cash in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices. We urge you to read this proxy statement and the appendices in their entirety prior to returning your proxy or voting at the special meeting of Community National’s shareholders.

Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail.

The Companies (See pages 25 and 26)

Community National was incorporated as a Georgia corporation in 1989 for the purpose of serving as a bank holding company to a de novo subsidiary bank, Community National Bank, a national banking association chartered under the laws of the United States. All of Community National’s operations are conducted through its sole subsidiary, Community National Bank, which has three offices located in Turner and Crisp Counties, Georgia. At December 31, 2005, Community National had total consolidated assets of approximately $126.3 million, total loans of approximately $100.1 million, total deposits of approximately $109.1 million, and stockholders’ equity of approximately $16.6 million. The principal executive offices of Community National are located at 561 E. Washington Avenue, Ashburn, Georgia 31714, and Community National’s telephone number is (229) 567-9686.

South Georgia Bank Holding Company is a Georgia corporation and registered bank holding company headquartered in Omega, Georgia. South Georgia’s operations are conducted through its subsidiary South Georgia Banking Company, a Georgia state-chartered bank, which has six offices located in Tift and Colquitt Counties, Georgia. At December 31, 2005, South Georgia had total consolidated assets of approximately $194.5 million, total loans of approximately $116.1 million, total deposits of approximately $175.2 million, and stockholders’ equity of approximately $18.7 million. The principal executive offices of South Georgia are located at Oak St. & U.S. Hwy. 319, Omega, Georgia 31775.

The Merger (See page 9)

Community National will be acquired by South Georgia through the merger of an interim subsidiary of South Georgia with and into Community National. Pursuant to the terms of the merger agreement, holders of Community National common stock outstanding immediately prior to the merger will be entitled to receive cash in exchange for their shares. Upon completion of the merger, the separate legal existence of South Georgia’s interim subsidiary will cease and Community National will become a wholly-owned subsidiary of South Georgia.

What You Will Receive in the Merger (See page 17)

If the merger is completed, then you will receive, for each Community National share that you own, your pro rata share of the merger consideration (less the approximately $446,461 to be paid to warrant holders pursuant to the terms of the merger agreement) based on the number of shares of Community National common stock outstanding immediately prior to the effective date of the merger. The aggregate merger consideration to be paid by South Georgia is $29,500,000, subject to upward or downward adjustment pursuant to the terms of the merger agreement. Provided that Community National’s loan loss reserve at a certain date prior to closing (such date to be determined pursuant to the terms of the merger agreement) is at least $2,100,000, the aggregate merger consideration will be adjusted upward dollar for dollar to the extent that the stockholder equity of Community National on such date is greater than $18,750,000 (however, in no event shall the merger consideration be adjusted upward beyond $30,000,000). Alternatively, the aggregate merger consideration will be adjusted downward dollar for dollar to the extent that on such date Community National’s loan loss reserve is less than $2,100,000 or the stockholder equity of Community National is less than $18,750,000. As of December 31, 2005, Community National’s loan loss reserve was $2,100,857 and its stockholder equity was $18,718,299. As of February 6, 2006, the date of the merger agreement, Community National’s stockholder equity was greater than $18,750,000.

Assuming 2,008,595 shares of Community National common stock and 100,000 warrants are outstanding immediately prior to the merger, and assuming the merger consideration is $29,500,000, each outstanding share of Community National common stock would represent the right to receive an amount of cash equal to approximately $14.46461. Because the amount of merger consideration is dependent upon the level of stockholder equity and loan loss reserves of Community National, the amount of cash actually paid in exchange for each share of Community National common stock may differ. Part of the merger consideration will be provided by the payment of a special dividend in the amount of $4,250,000 from Community National Bank to Community National.

Effect of the Merger on Community National Warrants (See page 22)

As of February 6, 2006, Community National has outstanding warrants to purchase an aggregate of 100,000 shares of Community National common stock with exercise prices of $10.00 per share. In connection with the consummation of the merger, South Georgia will pay the holders of such warrants, out of the aggregate merger consideration, cash in an amount equal to the difference between the “per share stock purchase price” as determined pursuant to the terms of the merger agreement (approximately $14.46461) and $10.00, the per share exercise price of the warrants.

Your Expected Tax Treatment as a Result of the Merger (See page 22)

The receipt of the cash merger consideration in exchange for Community National common stock under the merger will be a taxable transaction for federal income tax purposes. Community National stockholders will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the adjusted tax basis in the Community National common stock surrendered and the amount of the cash merger consideration received in exchange therefor. That gain or loss will be a capital gain or loss if the Community National common stock is held as a capital asset, and will be a long-term capital gain or loss if, at the effective time of the merger, the Community National common stock was held for more than one year.

Dissenters’ Rights You Will Have as a Result of the Merger (See page 23)

If the merger is completed, those shareholders of Community National who do not vote for the merger and who follow certain procedures as required by Georgia law and described in this proxy statement will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under Georgia law. If you assert and perfect your dissenters’ rights, you will not receive the merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Georgia law. Appendix C includes the relevant provisions of Georgia law regarding these rights.

A shareholder of Community National who objects to the merger and desires to receive payment of the “fair value” of his or her Community National common stock:

•	must file a written objection to the merger with Community National either prior to the annual meeting or at the meeting but before the vote is taken, and the written objection must contain a statement that the shareholder intends to demand payment for his or her shares if the merger agreement is approved and adopted; AND

•	must not vote his or her shares in favor of the merger agreement; AND

•	must demand payment and deposit his or her certificate(s) in accordance with the terms of the dissenters’ notice sent to the dissenting shareholder by Community National following approval and adoption of the merger agreement.

A vote against the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with all three conditions.

Any notice required to be given to Community National must be forwarded to Community National Bancorporation, Inc., 561 E. Washington Avenue, Ashburn, Georgia 31714, Attention: Ruth W. Raines.

Reasons for the Merger (See page 12)

Community National’s directors considered a number of factors in approving the terms of the merger, including:

•	alternatives to the merger, including continuing to operate Community National on a stand-alone basis, considering the breadth of its product line, economic conditions and the prospects for community banking and competition in the financial services area;

•	the merger consideration to be received in the proposed merger;

•	the historical market prices for Community National common stock;

•	the relative illiquidity of the trading market for Community National common stock;

•	a comparison of the terms of the proposed merger with comparable transactions, both in the southeastern United States and elsewhere;

•	information concerning the business, financial condition, results of operations and prospects of each of Community National and South Georgia;

•	competitive factors and trends toward consolidation in the banking industry;

•	the social and economic effect of the merger on Community National and its employees, depositors and other customers, creditors and other constituencies of the communities in which Community National is located;

•	the regulatory environment for financial institutions generally; and

•	the opinion rendered by Nichols, Cauley & Associates, LLC to Community National’s board of directors that, as of January 19, 2006, the merger consideration to be received in the proposed merger was fair, from a financial point of view, to the holders of Community National common stock.

Opinion of Community National’s Financial Advisor (See page 13)

In deciding to approve the merger, the board of directors of Community National considered the opinion of Nichols, Cauley & Associates, LLC, a financial advisory and valuation firm engaged by Community National’s board of directors to deliver an opinion as to the fairness, from a financial point of view, of the proposed merger to the shareholders of Community National. Nichols, Cauley & Associates, LLC has delivered its opinion to the Community National board of directors that the terms of the merger are fair, from a financial point of view, to the public shareholders of Community National. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Nichols, Cauley & Associates, LLC considered relevant. The fairness opinion is attached to this proxy statement as Appendix B. We urge all shareholders of Community National to read the entire opinion, which describes the matters considered and limitations on the review undertaken by Nichols, Cauley & Associates, LLC in providing its opinion.

Your Board of Directors Recommends Shareholder Approval of the Merger (See page 8)

The board of directors of Community National has approved the merger agreement and believes that the merger is in the best interests of Community National’s shareholders.

The board of directors recommends that you vote FOR approval of the merger agreement.

Information about the Shareholders’ Meeting (See page 8)

A special meeting of the shareholders of Community National will be held on May 25, 2006, at 10:00 a.m., local time. The meeting will be held at The Thrasher House, 720 Hudson Avenue, Ashburn, Georgia. At the meeting, the shareholders of Community National will vote on the merger agreement described in this proxy statement and in the notice for the meeting and included in its entirety as Appendix A. If you approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger shortly after the special shareholders’ meeting.

Quorum and Voting Requirement (See page 8)

Shareholders who own Community National common stock at the close of business on April 7, 2006, the record date, will be entitled to vote at the meeting. A majority of the issued and outstanding shares of Community National common stock as of the record date for the meeting must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

Approval of the merger agreement requires the affirmative vote of a majority of the shares of Community National common stock outstanding on the record date.

Share Ownership of Management (See page 27)

As of the record date for the special meeting, directors and executive officers of Community National had or shared voting or dispositive power over approximately 37.6% of the issued and outstanding Community National common stock. The Community National directors have agreed with South Georgia that they will vote the stock over which they have voting power in favor of the merger agreement.

As of the record date of the meeting neither South Georgia nor any of its directors or executive officers owned any shares of Community National common stock nor did they possess shared or other voting or dispositive power over any of the issued and outstanding Community National common stock.

We Must Obtain Regulatory Approval to Complete the Merger (See page 20)

We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Georgia Department of Banking and Finance. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. Additionally, in connection with the merger, Community National Bank applied to the Office of the Comptroller of the Currency (“OCC”) to authorize a special dividend from Community National Bank to Community National, which was approved by the OCC on March 15, 2006. All regulatory applications and notices required to be filed prior to the merger have been filed. Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

We Must Meet Several Conditions to Complete the Merger (See page 19)

In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•	the merger agreement shall have been duly approved by the Community National shareholders and the South Georgia shareholders;

•	all necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired (see the section entitled “Terms of the Merger-Required Regulatory Approvals” at page 17);

•	no action, suit, proceeding or claim shall have been instituted, made or threatened relating to the merger;

•	the parties shall have agreed upon the aggregate amount of the merger consideration, as adjusted pursuant to the terms of the merger agreement;

•	the accuracy in all material respects as of February 6, 2006 and as of the effective date of the merger of the representations and warranties made, except as otherwise contemplated by the merger agreement;

•	the performance by South Georgia and Community National in all material respects of all covenants and obligations required to be performed by each at or prior to the effective date of the merger;

•	South Georgia shall have received an opinion from Sutherland Asbill & Brennan LLP covering those matters as set forth in Exhibit D of the merger agreement;

•	South Georgia shall have received from each Community National director (other than T. Brinson Brock, Sr.) a director’s agreement in the form set forth in Exhibit B of the merger agreement;

•	South Georgia shall have received from each holder of warrants to purchase Community National common stock a warrant purchase agreement in the form set forth in Exhibit C of the merger agreement;

•	South Georgia shall have received a tax opinion from Mauldin & Jenkins, LLC that no gain or loss will be recognized by South Georgia, its interim merger subsidiary or its shareholders in connection with the merger;

•	South Georgia shall have successfully conducted an offering of its common stock and received at least $2,625,000 therefrom;

•	South Georgia shall have delivered to Community National an opinion of Martin Snow, LLP covering those matters set forth in Exhibit E of the merger agreement; and

•	other conditions which are customary for transactions of the type contemplated by the merger agreement.

If all regulatory approvals are received and the other conditions to completion are satisfied, Community National and South Georgia contemplate that they will complete the merger shortly after the special shareholders’ meeting.

Termination (See page 20)

The merger agreement may be terminated, either before or after Community National shareholder approval, under certain circumstances described in detail later in this proxy statement. If the merger is terminated, the merger agreement will have no effect, except for certain of its provisions, including those relating to the obligations to maintain the confidentiality of certain information and to return all documents obtained from the other party under the merger agreement.

Community National’s Directors and Executive Officers Have Interests in the Merger that Differ from Your Interests (See page 25)

The executive officers and directors of Community National have interests in the merger in addition to their interests as shareholders of Community National generally. The members of our board of directors know about these additional interests and considered them when they adopted the merger agreement These interests include, among others:

•	the receipt by all continuing employees of Community National of employee benefits substantially similar to those currently provided by Community National; and

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of Community National for certain liabilities.

Employee Benefits of Community National Employees after the Merger (See page 22)

South Georgia has agreed to offer to all current employees of Community National who become South Georgia employees substantially similar employee benefits as those offered by South Georgia to its similarly-situated employees.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on?

A:	You are being asked to approve the merger agreement, which provides for the acquisition of Community National by South Georgia through the merger of an interim subsidiary of South Georgia with and into Community National.

Q:	How does my board of directors recommend I vote on the merger?

A:	The board of directors of Community National recommends that you vote “FOR” approval of the merger agreement.

Q:	Why is my board of directors recommending that I vote for approval of the merger agreement?

A:	Turner and Crisp Counties are both positively influenced by the resources of Community National Bank whose bank locations are in both Ashburn and Cordele. The Community National Bank board, officers, and employees are strategically integrated in community and industrial development in both service areas. At this point in time, Crisp and Turner counties are enjoying substantial commercial and industrial base growth, and on the verge of even more improvements in these areas. It is the collective opinion of Community National Bank and South Georgia Bank’s holding company boards that similar banking philosophies, common beliefs and value placed on human resources of each respective organization, and the financial resources of a combined institution would fuel the current growth initiative even further.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger shortly after the special shareholders’ meeting, assuming our shareholders approve the merger and all other conditions to closing are satisfied or waived.

Q:	What should I do now?

A:	After carefully reading and considering the information in this proxy statement, just indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed postage-paid envelope as soon as possible, so that your shares will be represented at the special meeting.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement.

Q:	What if I do not vote?

A:	If you do not vote, by either signing and sending in your proxy card or attending and voting at the special meeting, it will have the same effect as voting your shares against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will vote your shares of stock on the merger agreement only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted toward a quorum and your shares will not be voted at the special meeting, which will have the same effect as voting your shares against the merger.

Q:	Can I change my vote after I deliver my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can revoke your proxy by giving written notice of revocation to Community National’s secretary. Second, you can submit a new properly executed proxy with a later date with Community National’s secretary, at or before the special meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q:	Should I send in my Community National stock certificates now?

A:	No. If the merger is completed, Community National Bank, the exchange agent, will send all of Community National’s shareholders written instructions for exchanging Community National common stock certificates for the merger consideration.

Q:	Who can help answer my questions?

A:	If you would like to ask any questions about the merger and related matters, you should contact either Terry Alston or Joy Carter, Community National Bancorporation, 561 East Washington Avenue, Ashburn, Georgia 31714, telephone: (229) 567-9686.

COMMUNITY NATIONAL SPECIAL SHAREHOLDERS’ MEETING

Date, Time and Place

The Community National special shareholders’ meeting (the “Special Meeting”) will be held at The Thrasher House, 720 Hudson Avenue, Ashburn, Georgia at 10:00 a.m., local time, on Thursday, May 25, 2006.

Matters to be Considered at the Special Meeting

At the Special Meeting, holders of Community National common stock will be asked to consider and vote upon the approval and adoption of the merger agreement. Community National shareholders may also consider such other matters as may properly be brought before the Special Meeting and may be asked to vote on a proposal to adjourn or postpone the Special Meeting, which could be used to allow more time for soliciting additional votes to approve and adopt the merger agreement.

Community National’s board of directors has approved the merger agreement and recommends a vote “for” approval and adoption of the merger agreement.

Record Date; Shares Outstanding; Quorum

Only shareholders of record of Community National common stock at the close of business on April 7, 2006 will be entitled to notice of, and to vote at, the annual meeting. On April 7, 2006, Community National had outstanding 2,008,595 shares of Community National common stock. There is no other class of Community National stock outstanding. Each share of Community National common stock entitles the holder to one vote. The presence at the Special Meeting, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting will constitute a quorum. There must be a quorum present in order for the vote on the merger agreement to occur.

Vote Required

The approval and adoption of the merger agreement will require the affirmative vote of at least a majority of the outstanding shares of Community National. Approval of the adjournment of the Special Meeting requires the affirmative vote of a majority of the shares represented at the Special Meeting, whether or not a quorum is present. In connection with Community National entering into the merger agreement, all of Community National’s directors, which together owned approximately 712,877 shares as of the record date, or approximately 35.4% of the outstanding Community National common stock, have agreed to vote their Community National common stock in favor of the approval and adoption of the merger agreement.

Voting of Proxies

All executed proxies received at or prior to the Special Meeting will be voted at the meeting in the manner specified, unless the proxy is revoked prior to the vote. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement.

It is not expected that any other matter will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

If a quorum is not obtained, the Special Meeting may be adjourned for the purpose of obtaining additional proxies. At any reconvening of the Special Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have been revoked or withdrawn).

Effect of Abstentions and Broker Non-Votes

You may abstain from voting on the approval and adoption of the merger agreement. Abstentions will be considered shares present and entitled to vote at the Special Meeting but will not be counted as votes cast at the meeting. Broker non-votes with respect to the merger agreement also will not be counted as votes cast at the meeting.

Because the approval and adoption of the merger agreement requires the affirmative vote of at least a majority of all shares entitled to vote at the Special Meeting, abstentions by Community National shareholders and broker non-votes will have the same effect as votes against the merger agreement. Accordingly, you are urged to complete, date and sign the accompanying form of proxy card and return it promptly in the enclosed postage-paid envelope.

Revocability of Proxies

The grant of a proxy on the enclosed Community National form does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by:

•	filing with the secretary of Community National a duly executed revocation of proxy;

•	submitting a duly executed proxy bearing a later date; or

•	appearing at the Special Meeting and voting in person at the Special Meeting.

Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Ruth W. Raines, Community National Bancorporation, 561 E. Washington Avenue, Ashburn, Georgia 31714.

Solicitation of Proxies

Community National will bear the cost of the solicitation of proxies from its shareholders and the costs associated with printing and mailing of this proxy statement. In addition to solicitation by mail, the directors, officers and employees of Community National may solicit proxies from Community National shareholders by telephone or in person without compensation other than reimbursements of their actual and reasonable expenses. Community National will reimburse any custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding proxy solicitation material to beneficial owners of the stock they hold.

You should not send stock certificates with your proxy cards. As described below under the section entitled “Exchange of Community National Stock Certificates” at page 16, promptly after the effective time of the merger you will be sent under separate cover materials for surrendering your shares of Community National common stock.

THE MERGER

The following information summarizes information pertaining to the merger. The descriptions of the terms and conditions of the merger, the merger agreement and any related documents in this proxy statement are not complete and are qualified in their entirety by the more detailed appendices to this proxy statement which are incorporated by reference, including the merger agreement attached as Appendix A. We urge you to read the appendices in their entirety.

Overview

If the Community National shareholders approve and adopt the merger agreement and the other conditions to the consummation of the merger are satisfied, South Georgia will acquire Community National pursuant to the merger of an interim subsidiary of South Georgia with and into Community National. South Georgia will exchange cash for each outstanding share of Community National common stock as to which appraisal rights have not been exercised and perfected. The 2,008,595 shares of common stock of South Georgia’s interim subsidiary issued and outstanding immediately prior to the effective time of the merger, all of which are held by South Georgia, will be exchanged for 2,008,595 shares of Community National common stock as a result of the merger.

The aggregate merger consideration of $29,500,000 in cash (subject to certain potential adjustments under the merger agreement) will be funded in part by a special dividend payment from Community National Bank to Community National in the amount of $4,250,000, which has been approved by the OCC.

Background of the Merger

Community National operated successfully for many years as a one-bank holding company. In late 1999 and early 2000, Community National formed Cumberland National Bank (“Cumberland”) and acquired Tarpon Financial Corporation and its subsidiary bank, First National Bank (“Tarpon Springs”). From early 2000 until mid-2003, heavy loan losses at Cumberland and, to a lesser extent, Tarpon Springs, required Community National to increase its borrowings to supplement the capital accounts of its subsidiary banks.

Moreover, in 2002, Cumberland and Tarpon Springs entered into regulatory agreements with the OCC. In 2003, pursuant to a Memorandum of Understanding with the OCC, Community National Bank, Community National’s largest subsidiary bank, agreed to take certain corrective actions to operate in a safe and sound manner. In addition, at the request of the Federal Reserve Bank of Atlanta, Community National’s board of directors adopted resolutions in early 2003 that, among other things, prohibited Community National from incurring additional debt, declaring or paying dividends, or purchasing or redeeming treasury stock without prior Federal Reserve Bank of Atlanta approval.

These events had a negative effect on Community National’s financial condition. In September 2002, Community National began exploring various strategic alternatives to improve its financial condition, including the sale of one or more of the subsidiary banks or the entire company, and a number of potential acquirors were identified and contacted during 2002 and early 2003. During this period, Community National received several preliminary inquiries and indications of interest from third parties regarding a potential acquisition of Community National Bank. After consideration of these preliminary inquiries, all of which contemplated a potential acquisition price significantly lower than the consideration to be received in the present proposed transaction with South Georgia, Community National determined not to pursue a sale of Community National Bank at that time. After fielding various preliminary inquiries, considering various potential transactions, and conducting due diligence and extensive negotiations, Community National sold Cumberland in September 2003 and sold Tarpon Springs in October 2004, each to an unrelated third party.

The Cumberland and Tarpon Springs sales, as well as corrective actions taken by Community National and its subsidiary banks, improved the financial and regulatory position of Community National and its remaining subsidiary bank. Following the completion of the Tarpon Springs sale in October 2004, Community National focused on effectively operating its remaining subsidiary bank and did not actively seek a merger or other significant corporate transaction; however, Community National’s board of directors remained receptive to any unsolicited indications of interest from potential acquirors. From the completion of the Tarpon Springs sale until March 2005, Community National received occasional preliminary inquiries from various potential third-party acquirors; however, after consideration of these inquiries, Community National did not actively pursue a business combination with any of these third parties.

In March 2005, G. Pait Willis, the President of South Georgia, contacted Ruth Raines, Community National’s chairperson of the board, requesting a meeting to preliminarily discuss a potential strategic transaction between the two companies. On March 23, 2005, Mr. Willis met with Ms. Raines, Willis Collins and Benny Denham (each a member of Community National’s board of directors) to discuss, on a preliminary basis, the basic outline of a potential merger transaction. On April 12, 2005, Community National’s board of directors authorized an executive committee composed of Ms. Raines and Messrs. Collins, Denham and Joe Shephard to continue preliminary negotiations with representatives of South Georgia and to permit South Georgia to conduct preliminary due diligence with respect to a potential business combination transaction. During April and May 2005, South Georgia conducted due diligence and the parties and their legal advisors engaged in extensive negotiations regarding the structure and financing of the proposed merger. On May 24, 2005, representatives of South Georgia orally proposed an aggregate purchase price of $29.5 million, subject to potential downward adjustment on a dollar-for-dollar basis to the extent that Community National Bank’s loan loss reserve is less than $2.1 million or Community National’s total stockholders’ equity is less than $18.75 million.

On May 25, 2005, at a meeting of Community National’s board of directors, the executive committee presented to the board of directors the general financial terms proposed by South Georgia. After careful consideration, Community National’s board of directors concluded that the financial terms proposed by South Georgia were attractive, and authorized the executive committee to negotiate and enter into a preliminary letter of intent on the basis of such terms. During the next few weeks, the parties and their legal advisors continued to negotiate the specific terms of the preliminary letter of intent, and on June 14, 2005, the parties entered into a preliminary nonbinding letter of intent outlining the terms of the proposed merger of South Georgia and Community National and reflecting the financial terms proposed by South Georgia on May 24, 2005. On June 24, 2005, the board of directors of Community National engaged Nichols, Cauley & Associates, LLC (“NCA”) to evaluate the fairness, from a financial point of view, of the proposed merger consideration to the shareholders of Community National.

During the next several months, South Georgia and its representatives pursued financing for the proposed merger and had communications with regulatory authorities regarding regulatory approval for the proposed merger, and the parties and their legal advisors engaged in extensive negotiations regarding a definitive merger agreement. During this time, Community National’s financial condition continued to improve, and during November 2005, the OCC agreed to terminate the Memorandum of Understanding with Community National Bank. In December 2005, the Federal Reserve Bank of Atlanta agreed to allow Community National’s board of directors to rescind the limiting resolutions adopted in early 2003.

On December 14, 2005, Community National’s board of directors met to consider the proposed terms of a definitive merger agreement. After thoroughly reviewing and discussing such terms, Community National’s board of directors authorized the executive committee to negotiate certain final terms of, and enter into, the definitive merger agreement, conditioned upon receiving the opinion of NCA that the transaction was fair, from a financial point of view, to the shareholders of Community National. In light of the recent improvements in Community National’s financial and regulatory circumstances, in late December 2005 the executive committee negotiated certain changes to the financial terms of the proposed merger between the parties. Specifically, the parties agreed that if, at a certain date prior to closing, Community National Bank’s loan loss reserve were at least $2.1 million, the aggregate merger consideration would be adjusted upward dollar-for-dollar to the extent that Community National’s stockholders’ equity were greater than $18.75 million (up to a maximum aggregate consideration of $30 million). The parties further agreed that the calculation of the aggregate merger consideration, after any such adjustments, would be as of a date near the date of the closing of the merger, thus providing that any continuing improvement in the financial condition of Community National would be reflected in the merger consideration.

On January 19, 2006, NCA delivered to Community National’s board of directors its written opinion as to the fairness, from a financial point of view, of the merger consideration to the holders of Community National common stock. On January 25, representatives of NCA participated in a conference call with Theron Reed, Community National’s President and Chief Executive Officer, Ms. Raines, and legal representatives of Community National. On this call, representatives of NCA made an oral presentation summarizing the financial terms of the proposed merger as well as the financial analyses performed by NCA in reaching its opinion that the proposed merger consideration was fair, from a financial point of view, to the holders of Community National common stock. Subsequent to this call, Ms. Raines reported to the other members of the executive committee regarding the oral presentation of NCA. On February 7, 2006, after additional negotiations among the parties and their legal advisors, the definitive merger agreement was executed by Community National and South Georgia.

COMMUNITY NATIONAL’S REASONS FOR THE MERGER

Community National’s board of directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the merger. The terms of the merger, including the aggregate merger consideration to be received for the shares of Community National common stock, resulted from arm’s-length negotiations between representatives of Community National and South Georgia. In reaching its conclusion that the merger agreement is in the best interest of Community National and its shareholders, Community National’s board of directors considered, without assigning any relative or specific values, a number of factors that it viewed as weighing in favor of the proposed merger, including the following:

•	That alternatives to the merger, including continuing to operate Community National on a stand-alone basis, were unlikely, in the view of the board of directors, to result in greater shareholder value in the near term. In reaching this conclusion, the board of directors considered the breadth of Community National’s product line, economic conditions in Community National’s areas of operation, and the increasing challenges to community banks in the southeastern United States in the face of increasing competition from larger banks with regional or national networks of branches.

•	That the consideration to be received in the proposed merger was significantly greater than the valuations indicated by various third parties in preliminary indications of interest from time to time over the past several years.

•	That the aggregate merger consideration implied a premium over the recent and historical market prices of Community National common stock.

•	That the trading market for Community National common stock has historically been relatively illiquid, and that the merger would provide shareholders with liquidity for their Community National common stock.

•	The terms of the merger agreement, including the fact that no termination fee is payable if the merger agreement is terminated.

•	The fact that the shareholders of Community National common stock will have an opportunity to vote on the proposed merger, and that holders of Community National common stock are entitled to dissenters’ rights in connection with the merger.

•	That trends toward consolidation in the banking industry, in the view of the board of directors, are likely to increase competitive factors facing community banks such as Community National Bank.

•	That the social and economic effects of the merger on Community National and its employees, depositors and other customers, creditors and other constituencies of the communities in which Community National is located are, based on the board of directors’ understanding of South Georgia’s plans, likely to be minor.

•	That the regulatory environment for financial institutions generally is increasingly burdensome.

•	The opinion rendered by NCA to Community National’s board of directors that, as of January 19, 2006, the merger consideration to be received in the proposed merger was fair, from a financial point of view, to the holders of Community National common stock.

Community National’s board of directors also believes that by becoming part of a larger organization with greater resources, Community National will be able to serve its customers and communities better and to provide services that will be competitive in the combined company’s market and elsewhere. Similarly, a larger organization will be able to provide greater career opportunities for Community National’s employees.

Community National’s board of directors also considered several potentially negative factors regarding the proposed merger, including:

•	That the holders of Community National common stock will not have an opportunity to benefit from any growth of the combined organization after the completion of the merger or any corresponding increases in the value of the combined entity’s common stock.

•	The risk that the proposed merger could be delayed or not completed because of the failure of one or more conditions to the merger, including the financing condition.

•	The possibility of disruption in Community National’s operations because of the proposed combination.

Community National’s board of directors also considered the separate agreements and benefits proposed for employees and management and concluded that those terms were reasonable. See the section entitled “Interests of Community National’s Directors and Executive Officers in the Merger” at page 25.

The foregoing discussion of the information and factors considered by Community National’s board of directors is not intended to be exhaustive. Community National’s board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors. Community National’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interest of Community National’s shareholders.

Community National’s board of directors believes that the terms of the merger are in the best interest of Community National and its shareholders and has approved the merger agreement. Community National’s board of directors recommends that the shareholders of Community National approve and adopt the merger agreement.

OPINION OF FINANCIAL ADVISOR TO COMMUNITY NATIONAL

On June 24, 2005, Community National’s board of directors engaged NCA to provide a written opinion as to the fairness, from a financial point of view, of the merger with South Georgia to the shareholders of Community National. In approving the merger agreement, the board of directors considered the fact that Community National’s obligation to consummate the merger was contingent on the board of directors’ obtaining such a fairness opinion concluding that the merger is in the best interests of Community National’s shareholders. In recommending that shareholders approve the merger, Community National’s board of directors considered, among other factors, this fairness opinion and the fact that the executive committee of the board of directors considered the financial analyses undertaken by NCA in connection with this fairness opinion. The board of directors solicited proposals from several financial advisory firms, including NCA, and retained NCA based upon NCA’s qualifications, experience and expertise, and price. NCA’s qualifications include extensive experience in providing valuation services to community banks and other financial institutions in the southeastern United States. NCA regularly provides a wide variety of fair market valuations, fair value opinions, financial planning services and other financial services to financial institutions and other businesses. NCA’s team of professionals includes four certified valuation analysts.

Pursuant to an engagement letter, Community National agreed to pay NCA a total fee of $15,000 for rendering its fairness opinion. Due to the unexpected delay in the merger process from the time that NCA was first engaged, NCA was required to update its preliminary analyses to reflect changes in Community National’s financial condition and to update the comparables used in NCA’s analyses. As a result of this unforeseen additional work, Community National agreed to pay NCA additional fees in the amount of $6,000. Community National also agreed to reimburse NCA for its reasonable out-of-pocket expenses related to the engagement, not to exceed $1,500, and to indemnify NCA against certain liabilities. The payment of NCA’s fee is not contingent on the closing of the merger.

In January 2006, NCA delivered to the board of directors its written opinion to the effect that, as of such date, the merger consideration of $29,500,000 (subject to certain adjustments as more fully described in NCA’s written opinion) to be received by Community National in the merger is fair, from a financial point of view, to the shareholders of Community National. NCA’s written opinion is attached to this proxy statement as Appendix B hereto, and describes certain assumptions made, matters considered and limitations on the review undertaken in connection with the fairness opinion. You are encouraged to read the fairness opinion in its entirety. NCA’s opinion is directed to Community National’s board of directors, is limited to the fairness of the merger consideration from a financial point of view, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. The summary of the opinion and financial analyses undertaken set forth in this proxy statement is qualified in it entirety by reference to the full text of the opinion. While the opinion is addressed to Community National’s board of directors and does not constitute a recommendation as to how any shareholder should vote in regards to the proposed merger, NCA has not indicated, expressly or impliedly, that shareholders may not rely on its opinion.

In rendering its opinion, NCA reviewed the merger agreement and reviewed and evaluated annual and interim financial statements of Community National. NCA also reviewed and discussed with the management of Community National recent and projected financial performance of Community National, and performed the analyses described below and such other analyses as NCA deemed appropriate. Community National did not impose any limitations upon the scope of the investigations to be performed by NCA in connection with the opinion.

As described in the opinion, NCA assumed and relied on, without independent verification, the accuracy and completeness of the information provided to it by Community National for the purposes of its opinion. NCA did not make an independent evaluation of the assets or liabilities of Community National.

NCA’s fairness opinion and confirmation are based on economic and market conditions as of the dates thereof, respectively. The following is a summary of the material analyses performed by NCA in connection with its fairness opinion. NCA has stated to Community National that all descriptions of its fairness opinion and analyses in this proxy statement are in a form acceptable to NCA.

Comparable Company Analysis.

NCA compared selected financial information, ratios and public market multiples of Community National with those of the following nine other publicly traded banks or bank holding companies in the southeastern region of the United States:

•	ABC Bancorp

•	Colony Bancorp, Inc.

•	Fidelity Southern Corporation

•	The Savannah Bancorp, Inc.

•	Flag Financial

•	PAB Bankshares, Inc.

•	Security Bank Corp.

•	Summit Bank Corp.

•	GB&T Bancshares, Inc.

NCA selected these companies because, although somewhat larger than Community National in terms of market capitalization, NCA considered them to be reasonably similar to Community National in terms of operating characteristics. NCA reviewed, among other information, the comparable companies’ multiples of price to book value and price to trailing 12-month earnings ratio, based on publicly available information for the selected companies.

Price to book ratio. The price to book value ratio of the comparable companies ranged from a low of 1.35 to a high of 2.75, with a median of 2.07. After adjusting for excess capital of Community National Bank, the price to book value ratio of Community National implied in the merger consideration was 2.05.

Price to trailing 12-months earnings ratio. The price to trailing 12-months earnings ratio of the comparable companies ranged from a low of 16.13 to a high of 23.91, with a median ratio of 18.05. The price to trailing 12-months earnings ratio of Community National implied in the merger consideration was 18.43.

NCA noted that none of the selected companies is either identical or directly comparable to Community National and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading prices of the selected companies.

Precedent Transaction Analysis

NCA reviewed publicly available information relating to five banks or banking institutions in the southeast region of the United States that have been acquired since January 1, 2003. NCA also compared the pricing multiples of Community National implied in the merger with the pricing multiples implied in those comparable transactions. In analyzing the fairness of the merger consideration using the market value approach, NCA compared various price multiples, including price to book value, price to earnings and price to assets ratios of the proposed merger with those of the comparable transactions. NCA determined that the price multiples implied by the merger consideration were within the range of price multiples of the comparable transactions. NCA also considered the fact that the total assets of Community National are less than those of most of the companies acquired in the comparable transactions, and that small community banks with less total assets tend to command relatively lower price multiples. NCA selected the following recently acquired banks or banking institutions as comparable:

•	First Alachua Banking Corporation, acquired May 2005;

•	GB&T Bancshares, Inc., acquired August 2004;

•	Heritage Financial Holding Corporation, acquired July 2004;

•	Trust One Bank, acquired December 2003;

•	Southern Financial Corp., acquired November 2003.

In connection with its review of these transactions, NCA considered, among other things, the price to book value ratios, price to leading 12-month earnings ratios, and the premium on the core deposits of each of these institutions, known as “core deposit premium,” implied in the comparable precedent transactions and compared to the proposed merger.

Price to book ratio. The price to book value ratio implied in the comparable precedent transactions ranged from a low of 2.19 to a high of 3.83, with a median of 2.34. The price to book value ratio of Community National implied in the merger consideration was 2.05.

Price to leading 12-month earnings ratio. The price to leading 12-month earnings ratio implied in the comparable precedent transactions ranged from a low of 22.23 to a high of 27.56, with a median of 25.35. The price to leading 12-month earnings ratio of Community National implied in the merger consideration was 18.43.

Core deposit premium. The core deposit premium implied in the comparable precedent transactions ranged from a low of 13.38% to a high of 29.58%. The core deposit premium of Community National implied in the merger consideration was 33.38%.

NCA noted that none of the selected transactions is either identical or directly comparable to Community National or the proposed merger and that any analysis of selected transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction prices of the precedent transactions.

Discounted Cash Flow Analysis

NCA also developed a discounted cash flow analysis for Community National. Using a discount rate of 17.02%, which NCA considered, based on its experience, to be an acceptable rate of return that a typical investor would require for an investment of this type, NCA calculated a present value for Community National that would be approximately $27.6 million (subject to certain adjustments as more fully described in the NCA’s written opinion).

In performing its analysis, NCA also considered other factors, including the general condition of the industry, the economic and competitive conditions in the region, and other factors which may affect the fair market value of Community National. After reviewing the results of its analyses, including but not limited to those described above, NCA concluded that the merger consideration is fair, from a financial point of view, to the shareholders of Community National. NCA delivered its written opinion to Community National’s Board on January 19, 2006.

EXCHANGE OF COMMUNITY NATIONAL STOCK CERTIFICATES

Promptly after the effective time of the merger, a letter of transmittal furnishing instructions for exchanging Community National stock certificates (and for replacing any lost, stolen or destroyed certificates) will be mailed under separate cover to each Community National shareholder of record as of the close of business on the effective date of the merger. Each Community National shareholder will be urged to return this letter of transmittal, as soon as possible, together with his or her stock certificates to Community National Bank, Ashburn, Georgia, the exchange agent. As soon as practicable after the completion of the merger and receipt by the exchange agent of your Community National stock certificates, you will be mailed the merger consideration to which you are entitled pursuant to the merger agreement.

As of the effective date of the merger, each Community National stock certificate will be deemed for all corporate purposes only to evidence the right to receive cash pursuant to the merger agreement.

There will be no transfers of shares of Community National common stock on Community National’s stock transfer books after the effective time of the merger. Community National common stock certificates presented for transfer after the effective time of the merger will be canceled and exchanged for cash.

If you cannot locate your Community National common stock certificate(s), please contact either Terry Alston or Joy Carter at Community National Bancorporation, 561 E. Washington Avenue, Ashburn, Georgia 31714, telephone number (229) 567-9686. If you have misplaced your stock certificates or if you hold certificates in names other than your own and wish to vote in person at the Special Meeting, we encourage you to resolve those matters before the meeting.

Please do not send your Community National stock certificates at this time.

EFFECTIVE TIME OF THE MERGER

The merger will be consummated if it is approved by the shareholders of Community National (by the affirmative vote of a majority of the outstanding shares), the shareholders of South Georgia, and if South Georgia and Community National obtain all required consents and approvals, including the approval of the Federal Reserve Board, and satisfy the other conditions to the obligations of the parties to consummate the merger. The merger will become effective on the date and at the time that a certificate of merger is issued by the Secretary of State of Georgia. We presently expect that the effective date will occur in the second quarter of 2006.

TERMS OF THE MERGER

General

Community National will be acquired through the merger of an interim subsidiary of South Georgia with and into Community National. Pursuant to the terms of the merger agreement, holders of Community National common stock outstanding immediately prior to the merger will be entitled to receive cash in exchange for their shares. Upon completion of the merger, the separate legal existence of South Georgia’s interim subsidiary will cease and Community National will become a wholly-owned subsidiary of South Georgia.

Merger Consideration

If the merger is completed, then you will receive, for each Community National share that you own, your pro rata share of the merger consideration (less the approximately $446,000 to be paid to warrant holders pursuant to the terms of the merger agreement) based on the number of shares of Community National common stock outstanding immediately prior to the effective date of the merger. The aggregate merger consideration to be paid by South Georgia is $29,500,000, subject to upward or downward adjustment pursuant to the terms of the merger agreement. Provided that Community National’s loan loss reserve at a certain date prior to closing (such date to be determined pursuant to the terms of the merger agreement) is at least $2,100,000, the aggregate merger consideration will be adjusted upward dollar for dollar to the extent that the stockholder equity of Community National on such date is greater than $18,750,000 (however, in no event shall the merger consideration be adjusted upward beyond $30,000,000). Alternatively, the aggregate merger consideration will be adjusted downward dollar for dollar to the extent that on such date Community National’s loan loss reserve is less than $2,100,000 or the stockholder equity of Community National is less than $18,750,000. As of December 31, 2005, Community National’s loan loss reserve was $2,100,857 and its stockholder equity was $18,718,299. As of February 6, 2006, the date of the merger agreement, stockholder equity was greater than $18,750,000.

In connection with the consummation of the merger, South Georgia will pay the holders of the 100,000 outstanding warrants, out of the aggregate merger consideration, cash in an amount equal to the difference between the “per share stock purchase price” as determined pursuant to the terms of the merger agreement (approximately $14.46461) and $10.00, the per share exercise price of the warrants.

Assuming 2,008,595 shares of Community National common stock and 100,000 warrants are outstanding immediately prior to the merger, and assuming the merger consideration is $29,500,000, each outstanding share of Community National common stock would represent the right to receive an amount of cash equal to approximately $14.46461. Because the amount of merger consideration is dependent upon the level of stockholder equity and loan loss reserves of Community National, the amount of cash actually paid in exchange for each share of Community National common stock may differ.

Dissenters’ Rights

Holders of shares of Community National common stock who properly elect to exercise the dissenters’ rights provided for in Article 13 of the Georgia Business Corporation Code will not have their shares converted into the right to receive any merger consideration. If a holder’s appraisal rights are lost or withdrawn, then such holder will receive the same consideration as all other holders of Community National common stock. For more information, see the section entitled “Statutory Provisions for Dissenting Shareholders” at page 23.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	the organization and capital structures of South Georgia and Community National;

•	the material contracts, employee benefits, labor relations, litigation, assets, intellectual property, allowance for loan loss, tax matters and environmental compliance of Community National;

•	the due authorization, execution, delivery, performance and enforceability of the merger agreement;

•	consents or approvals of regulatory authorities and third parties necessary to complete the merger;

•	certain financial statements of Community National fairly present the financial condition and results of operations in conformity with GAAP; and

•	the absence of any events, changes or occurrences of Community National, since December 31, 2004, that individually or in the aggregate are reasonably likely to have a material adverse affect on Community National (except as disclosed in Community National’s financial statements).

Conduct of Business Pending the Merger

Pursuant to the merger agreement, South Georgia and Community National have each agreed to conduct their businesses and to engage in transactions only in the ordinary course of business as conducted at the date of the merger agreement and in compliance in all material respects with all applicable laws and regulations and all contracts to which either is a party.

In addition, among other things, without South Georgia’s prior written consent (which will not be unreasonably withheld), Community National has agreed not to:

•	amend its articles of incorporation, bylaws or other governing instruments;

•	issue, sell, pledge, encumber or authorize the issuance of any additional shares of Community National capital stock or any stock appreciation rights, options, warrants or other equity rights;

•	repurchase, redeem or otherwise acquire or declare or pay any dividend or make any other distribution in respect of its capital stock;

•	incur indebtedness in excess of an aggregate of $50,000;

•	enter into any employment contract with any person that does not provide Community National the unconditional right to terminate without liability;

•	increase any compensation or benefits payable to its officers and employees, enter into or amend any severance protection agreements with its officers or grant any material increases in fees or other compensation to any of its directors;

•	adopt or change employee benefit plans unless required by law, regulation or judicial interpretation or as deemed necessary or advisable, in the opinion of counsel, to maintain its tax status;

•	make any significant change in its tax or accounting methods or system of internal accounting controls, except to conform to changes in tax laws or GAAP regulatory accounting requirements;

•	acquire direct control of any other person or entity except under certain circumstances;

•	modify or amend any material contracts;

•	adjust, split, combine or reclassify any of its capital stock or sell, lease, dispose of or otherwise encumber any shares of its capital stock or any asset with a book value in excess of $25,000; or

•	commence or settle any litigation with a potential liability to Community National for material money damages or restrictions upon Community National or any subsidiary.

Community National has also agreed, among other things:

•	subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement;

•	to maintain accurate books and records;

•	to file all reports required to be filed with regulatory agencies; and

•	to operate its business in the usual, regular and ordinary course and to preserve intact its business organization and assets.

Cooperation

The merger agreement provides that during the period between February 6, 2006 and the effective time of the merger, the parties agree to use all reasonable efforts to cooperate in order to familiarize South Georgia with Community National Bank’s customers and historical banking practices. South Georgia is also entitled to have a representative attend all loan and other committee and board meetings, provided that the representative shall be excluded from any meetings at which the merger is discussed. South Georgia’s representative will have no voting right or right to engage in any discussions at such meetings.

Conditions to the Merger

The obligations of Community National and South Georgia to consummate the merger are subject to various conditions, including following:

•	the merger agreement shall have been duly approved by the Community National shareholders and the South Georgia shareholders;

•	all necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired;

•	no action, suit, proceeding or claim shall have been instituted, made or threatened relating to the merger;

•	the parties shall have agreed upon the aggregate amount of the merger consideration, as adjusted pursuant to the terms of the merger agreement;

•	the accuracy in all material respects as of February 6, 2006 and as of the effective date of the merger of the representations and warranties made, except as otherwise contemplated by the merger agreement;

•	the performance by South Georgia and Community National in all material respects of all covenants and obligations required to be performed by each at or prior to the effective time of the merger;

•	South Georgia shall have received an opinion from Sutherland Asbill & Brennan LLP covering those matters as set forth in Exhibit D of the merger agreement;

•	South Georgia shall have received from each Community National director (other than T. Brinson Brock, Sr.) a director’s agreement in the form set forth in Exhibit B of the merger agreement;

•	South Georgia shall have received from each holder of warrants to purchase Community National common stock a warrant purchase agreement in the form as set forth in Exhibit C of the merger agreement;

•	South Georgia will have received a tax opinion from Mauldin & Jenkins, LLC that no gain or loss will be recognized by South Georgia, its interim merger subsidiary or its shareholders in connection with the merger;

•	South Georgia shall have successfully conducted an offering of its common stock and received at least $2,625,000 therefrom;

•	Community National shall have received an opinion from Martin Snow, LLP covering those matters set forth in Exhibit E of the merger agreement; and

•	other conditions which are customary for transactions of the type contemplated by the merger agreement. See the sections entitled “Terms of the Merger-Representations and Warranties” at page 15 and “Terms of the Merger-Conduct of Business Pending the Merger” at page 15.

Required Regulatory Approvals

The merger may not proceed unless we receive the required regulatory approvals. We know of no reason why such approvals will not be obtained, but we cannot assure you that such regulatory approvals will be obtained or when we will obtain them. The Federal Reserve Board and the Georgia Department of Banking and Finance must each approve the merger, and applications for the approvals described in this section were filed with the Federal Reserve Board on March 20, 2006 and the Georgia Department of Banking and Finance on March 20, 2006. Additionally, in connection with the merger, Community National Bank has applied to the OCC on March 9, 2006 to authorize a special dividend of $4,450,000 from Community National Bank to Community National, which dividend will be used to finance a portion of the aggregate merger consideration. On March 15, 2006, the OCC notified Community National that it has no objections to the special dividend. We are not aware of any other regulatory approvals or actions that are required for consummation of the merger. Should any other approval or action be required, we presently contemplate that such approval or action would be sought.

In evaluating the merger, the Federal Reserve Board must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the merger if:

•	it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	its effect in any section of the country could be to lessen substantially competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve Board should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

The merger may not be consummated until the fifteenth day following the date of approval by the Federal Reserve Board, during which time the United States Department of Justice will be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action will stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

In its evaluation of the merger, the Georgia Department of Banking and Finance will take into account considerations similar to those taken into account by the Federal Reserve Board.

In connection with its approval of the requested special dividend, the OCC considers several factors, including the reasonableness of the request (including historical dividend payout ratio and projected dividend payments), Community National Bank’s historical trends and current projections for capital growth through earnings retention, the overall condition and current and projected capital adequacy of Community National Bank, and any other information it deems pertinent in reviewing the request.

Waiver, Amendment and Termination

South Georgia and Community National may agree to amend the merger agreement. However, after approval and adoption of the merger agreement by the Community National shareholders, we cannot enter into any amendment that materially alters the rights of the Community National shareholders without the further approval of the Community National shareholders. Either Community National or South Georgia may waive any breach of the merger agreement by the other party or the failure of the other party to meet any conditions or terms of the merger agreement.

The merger agreement may be terminated and the merger abandoned at any time prior to the effective date, even though we have received the approval of Community National shareholders:

•	by mutual consent of Community National and South Georgia;

•	by either Community National or South Georgia if, without the fault of the terminating party, the closing of the merger does not occur on or before June 15, 2006;

•	by either Community National or South Georgia (if the terminating party is not in material breach) if regulatory approval is denied;

•	by either Community National or South Georgia if: (i) the other party materially breaches its representations, warranties or covenants under the merger agreement and the breach is not corrected within 30 days after notice, or (ii) an event or circumstance arises as a result of which the other party will be unable to satisfy certain conditions of the merger agreement;

•	by either Community National or South Georgia if the merger is not approved by the shareholders of both Community National and South Georgia; or

•	by either Community National or South Georgia if any condition precedent to the obligation of such party to consummate the merger cannot be satisfied or fulfilled by June 15, 2006.

Community National does not have the right to terminate the merger agreement in the event that the Board of Directors of Community National believes that it is required to revise its recommendation to shareholders consistent with the directors’ fiduciary duties.

If the merger is terminated as described above, the merger agreement will have no effect, except for certain of its provisions, including those relating to the obligations to maintain the confidentiality of certain information and to return all documents obtained from the other party under the merger agreement.

Expenses and Fees in Connection with the Merger

Community National and South Georgia each will bear its respective costs and expenses incurred in connection with the merger, including the fees, expenses and disbursements of its respective counsel and auditors and the costs incurred in connection with printing and mailing of a proxy statement to its shareholders, whether or not the merger is consummated.

Directors’ Agreements

As a condition to closing of the merger, South Georgia shall have received executed directors’ agreements from each Community National director (except T. Brinson Brock, Sr.) in the form set forth in Exhibit B of the merger agreement. The material terms of these agreements are summarized below.

The directors agreement to be entered into between South Georgia and each Community National director (other than T. Brinson Brock, Sr.) provides that such director will vote all shares of Community National common stock as to which he or she has voting power in favor of the merger and that he or she will not transfer any shares, prior to the consummation of the merger, over which he or she has dispositive power.

Each such director further agrees that, for a period of two years after the effective time, he or she will not serve as a director or officer, or acquire 5% or more of the outstanding equity, of any financial institution or holding company that maintains any office or branch within 50 miles of Community National Bank’s existing office located at 561 E. Washington Avenue, Ashburn, Georgia.

Community National Warrants

As of February 6, 2006, Community National had outstanding warrants to purchase an aggregate of 100,000 shares of Community National common stock with exercise prices of $10.00 per share. In connection with the consummation of the merger, South Georgia will pay the holders of such warrants, out of the aggregate merger consideration, cash in an amount equal to the difference between the “per share stock purchase price” as determined pursuant to the terms of the merger agreement (approximately $14.46461) and $10.00.

Employee Benefits of Community National Employees After the Merger

Following the effective time, South Georgia shall provide generally to officers and employees of Community (who continue employment with South Georgia or any of its subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by South Georgia to its other similarly situated officers and employees. For purposes of benefit accrual, eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with Community prior to the effective time of the merger shall be counted.

Indemnification and Insurance

South Georgia has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under Community National’s Articles of Incorporation and Bylaws with respect to matters occurring prior to or at the effective time of the merger will survive the merger. In addition, South Georgia has agreed to maintain in effect after the effective time Community National’s existing directors’ and officers’ liability insurance policy with respect to claims arising from facts or events which occurred prior to the effective time.

No director or executive officer of Community National owns any South Georgia common stock. No director or executive officer of South Georgia has any personal interest in the merger other than as a South Georgia shareholder. No South Georgia director or executive officer owns any shares of Community National common stock.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material anticipated federal income tax consequences of the merger. This summary is based on the federal income tax laws now in effect and as currently interpreted. This summary does not take into account possible changes in these laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect.

This summary does not address all aspects of the possible federal income tax consequences of the merger and is not intended as tax advice to any person.

In particular, this summary does not address the federal income tax consequences of the merger to Community National shareholders in light of their particular circumstances or status. For example, this summary does not address the federal income taxation of the merger to Community National shareholders: (i) who hold their shares of Community National common stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction,” as those terms are used in the Code, or (ii) who are foreign persons, tax-exempt entities, dealers in securities, insurance companies or corporations, among others. Nor does this summary address any consequences of the merger under any state, local or foreign laws or the tax treatment of shares of Community National or options or other rights to purchase shares of Community National stock that are or have been received as compensation. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Community National Shareholders

The receipt of the cash merger consideration in exchange for Community National common stock under the merger will be a taxable transaction for federal income tax purposes. Community National stockholders will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the adjusted tax basis in the Community National common stock surrendered and the amount of the cash merger consideration received in exchange therefor. That gain or loss will be a capital gain or loss if the Community National common stock is held as a capital asset, and will be a long-term capital gain or loss if, at the effective time of the merger, the Community National common stock was held for more than one year.

Dissenting Shareholders

The receipt of cash in exchange for Community National common stock by holders of Community National common stock who exercise and perfect dissenters’ rights will be a taxable transaction for federal income tax purposes. Those Community National stockholders will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the adjusted tax basis in the Community National common stock surrendered and the amount of the cash received in exchange therefor. That gain or loss generally will be a capital gain or loss if the Community National common stock is held as a capital asset, and will be a long-term capital gain or loss if, at the time of the surrender, the Community National common stock was held for more than one year.

Backup Withholding

Absent an applicable exemption, the exchange agent must withhold 28% of the cash consideration to which any Community National shareholder is entitled in the merger, unless the shareholder provides his or her tax identification number and certifies, under penalties of perjury, that such number is correct. Accordingly, if requested by the exchange agent, each Community National shareholder should complete an IRS Form W-9 or substitute form to provide the information and certification necessary to avoid this “backup withholding”. This information will be distributed to the Community National shareholders with the letter of transmittal.

STATUTORY PROVISIONS FOR DISSENTING SHAREHOLDERS

The following discussion is not a complete description of the law relating to dissenters’ rights available under Georgia law and is qualified by the full text of Article 13 of the Georgia Business Corporation Code, which is attached as Appendix C to this proxy statement. If you desire to exercise dissenters’ rights, you should review carefully Article 13 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Any holder of record of Community National common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code (but not otherwise), will be entitled to demand and receive payment for all (but not less than all) of his or her shares of Community National common stock if the proposed merger is consummated.

A shareholder of Community National who objects to the merger and desires to receive payment of the “fair value” of his or her Community National common stock:

•	must file a written objection to the merger with Community National either prior to the annual meeting or at the meeting but before the vote is taken, and the written objection must contain a statement that the shareholder intends to demand payment for his or her shares if the merger agreement is approved and adopted; AND

•	must not vote his or her shares in favor of the merger agreement; AND

•	must demand payment and deposit his or her certificate(s) in accordance with the terms of the dissenters’ notice sent to the dissenting shareholder by Community National following approval and adoption of the merger agreement.

A vote against the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with all three conditions.

Any notice required to be given to Community National must be forwarded to Community National Bancorporation, Inc., 561 E. Washington Avenue, Ashburn, Georgia 31714, Attention: Ruth W. Raines.

If the merger agreement is approved and adopted, Community National will mail, no later than 10 days thereafter, by certified mail to each shareholder who has complied with the three conditions above, written notice of such approval and adoption, addressed to the shareholder at such address as the shareholder has furnished Community National in writing or, if none, at the shareholder’s address as it appears on the records of Community National. Community National will set a date by which it must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered. The shareholder must make the written demand for payment described in the third condition above by the payment demand date as set by Community National.

If all three conditions above are satisfied in full, Community National is required to make a written offer within 10 days of receiving the payment demand, or within 10 days after the completion of the merger, whichever is later, to each dissenting shareholder to purchase all of such dissenting shareholder’s shares of Community National stock at a specific price. If Community National and any dissenting shareholder are unable to agree on the fair value of the shares within 60 days, then Community National will commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares. If Community National does not commence the proceeding within the 60-day period, then it must pay each dissenter whose demand remains unsettled the amount demanded.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against Community National, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against Community National and in favor of any or all dissenters if the court finds Community National did not substantially comply with the dissenters’ provisions; or (ii) against Community National or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters’ provisions.

If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against Community National, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Upon compliance with the statutory procedures, dissenting shareholders will not have any rights as shareholders of Community National or of South Georgia, including, among other things, the right to receive dividends and the right to vote on matters submitted for shareholder consideration.

Community National shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes.

Failure by a Community National shareholder to follow the steps required by Article 13 of the Georgia Business Corporation Code for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Community National common stock and are considering dissenting from the approval and adoption of the merger agreement and exercising your dissenters’ rights under Article 13 of the Georgia Business Corporation Code, you should consult your legal advisors.

INTERESTS OF COMMUNITY NATIONAL’S DIRECTORS AND EXECUTIVE

OFFICERS IN THE MERGER

General

You should be aware of potential conflicts of interest of, and the benefits available to, certain Community National directors and executive officers. These directors and executive officers may be deemed to have interests in the merger that are different from, or in addition to, their interests as Community National shareholders or warrant holders generally. These interests include proposed continuity of employee benefits for Community National employees after the merger and indemnification and insurance coverage. Community National’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

No director or executive officer of Community National owns any South Georgia common stock. No director or executive officer of South Georgia has any personal interest in the merger other than as a South Georgia shareholder. No South Georgia director or executive officer owns any shares of Community National common stock.

The aggregate amount of merger consideration which will be paid to directors and executive officers of Community National is estimated to be $10,499,001.

Continuity of Employee Benefits

South Georgia has agreed to offer to all current employees of Community National who become South Georgia employees substantially similar employee benefits as those offered by South Georgia to its similarly-situated employees.

Indemnification and Insurance

South Georgia has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under Community National’s articles of incorporation and bylaws with respect to matters occurring prior to or at the effective time of the merger will survive the merger. In addition, South Georgia has agreed to maintain in effect for an unspecified period of time after the effective time Community National’s existing directors’ and officers’ liability insurance policy with respect to claims arising from facts or events which occurred prior to the effective time. Community National’s existing policy expires January 31, 2007.

INFORMATION ABOUT COMMUNITY NATIONAL

General

Community National was incorporated as a Georgia corporation in 1989 for the purpose of serving as a bank holding company to a de novo subsidiary bank, Community National Bank, a national banking association chartered under the laws of the United States. All of Community National’s operations are conducted through its sole subsidiary, Community National Bank, which has three offices, located in Turner and Crisp Counties, Georgia. At December 31, 2005, Community National had total consolidated assets of approximately $126.3 million, total loans of approximately $100.1 million, total deposits of approximately $109.1 million, and stockholders’ equity of approximately $16.6 million. The principal executive offices of Community National are located at 561 E. Washington Avenue, Ashburn, Georgia 31714, and Community National’s telephone number is (229) 567-9686.

Community National Bank is a commercial bank focusing primarily on the banking needs of businesses, individuals, and agricultural enterprises in its service area, which encompasses all of Turner County, Georgia and the contiguous counties.

Financial and other information related to Community National are set forth in Community National’s annual report filed on Form 10-KSB for the fiscal year ended December 31, 2004, as well as in Community National’s quarterly report filed on Form 10-QSB for the quarter ended September 30, 2005, on file with the Securities and Exchange Commission.

Where You can get More Information

Community National files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information filed by Community National with the Securities and Exchange Commission can be inspected and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 580, Washington, D.C. 20549, at prescribed rates, and from the web site that the SEC maintains at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You should rely only on the information contained in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 26, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary. This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. The delivery of this proxy statement shall not, under any circumstances, create an implication that there has been no change in the affairs of Community National since the date hereof or that the information herein is correct as of any time subsequent to its date.

INFORMATION ABOUT SOUTH GEORGIA

General

South Georgia Bank Holding Company is a Georgia corporation and registered bank holding company headquartered in Omega, Georgia. South Georgia’s operations are conducted through its subsidiary South Georgia Banking Company, a Georgia state-chartered bank, which has six offices located in Tift and Colquitt Counties, Georgia. At December 31, 2005, South Georgia had total consolidated assets of approximately $194.5 million, total loans of approximately $116.1 million, total deposits of approximately $175.2 million, and stockholders’ equity of approximately $18.7 million. The principal executive offices of South Georgia are located at Oak St. & U.S. Hwy. 319, Omega, Georgia 31775.

South Georgia Banking Company is a full service financial institution offering a wide variety of banking services targeted primarily to the consumer, small business and agricultural sector of its primary market areas of Tift, Colquitt and the surrounding counties. All traditional types of deposit and loan services are offered to the bank’s customers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 22, 2006, the number of shares of Community National’s common stock owned by Community National’s directors and executive officers. To Community National’s knowledge, no individual or entity owns in excess of 5% of Community National’s common stock.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
T. Brinson Brock, Sr.	85,826	(2)	4.3%
Willis R. Collins	92,165	(3)	4.6%
Shirley Crawford	95,222	(4)	4.7%
Donald M. Crews	31,510	(5)	1.6%
Benny W. Denham	32,830	(6)	1.6%
Lloyd G. Ewing	30,211		1.5%
Bobby Y. Franklin	37,492	(7)	1.9%
Grady E. Moore	81,050	(8)	4.0%
Ruth W. Raines	70,509	(9)	3.5%
Theron G. Reed	21,201		1.1%
Joe S. Sheppard	22,000	(10)	1.1%
Benjamin E. Walker	79,861	(11)	4.0%
Jimmie Ann Ward	60,000		3.0%
Freddie J. Weston, Jr.	15,000		0.7%
All directors and executive officers as a group (14 persons)	754,877		37.6%

(1)	Information relating to beneficial ownership of common stock is based upon “beneficial ownership” concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to beneficially own shares of Community National’s common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. For purposes of this table, a person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days of March 22, 2006, such as by the exercise of stock options, and any such common stock not presently outstanding shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities owned by such person but shall not be deemed outstanding for the purpose of computing the percentage owned by any other person. The percentages are based on 2,008,595 shares of common stock outstanding as of March 22, 2006.
(2)	Includes 1,024 shares owned by Mr. Brock’s wife, as to which Mr. Brock disclaims beneficial ownership, and 2,928 shares held as custodian for Mr. Brock’s children.
(3)	Includes 45,132 shares owned by Mr. Collins’s wife as to which he disclaims beneficial ownership.
(4)	Includes 30,052 shares held by the Gene Crawford Family Trust, of which Ms. Crawford is a trustee.
(5)	Includes the right to acquire 15,000 shares pursuant to currently exercisable warrants.
(6)	Includes 4,788 shares owned by Mr. Denham’s wife as to which he disclaims beneficial ownership.
(7)	Includes the right to acquire 16,000 shares pursuant to currently exercisable warrants.
(8)	Includes 5,000 shares owned by Mr. Moore’s wife as to which he disclaims beneficial ownership.
(9)	Includes 40,019 shares owned by Mrs. Raines’ husband, as to which she disclaims beneficial ownership.
(10)	Includes the right to acquire 11,000 shares pursuant to currently exercisable warrants.
(11)	Includes 35,061 owned by the Walker Family Partnership. Also includes 12,300 shares owned by Mr. Walker’s wife as to which he disclaims beneficial ownership.

OTHER BUSINESS

Community National’s board of directors knows of no other matters to be brought before the Special Meeting. However, if other matters should come before the Special Meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment of what is in the best interest of Community National.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

COMMUNITY NATIONAL BANCORPORATION

AND

SOUTH GEORGIA BANK HOLDING COMPANY

Dated as of February 6, 2006

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 6, 2006, by and between SOUTH GEORGIA BANK HOLDING COMPANY (“South Georgia”), a corporation organized under the laws of the State of Georgia, with its principal office located in Tifton, Georgia, and COMMUNITY NATIONAL BANCORPORATION (“Community”), a corporation organized under the laws of the State of Georgia, with its principal office in Ashburn, Georgia.

Preamble

The respective Boards of Directors of South Georgia and Community are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the merger of South Georgia Interim, Inc., or such other name as may be selected by South Georgia, to be formed as a wholly-owned interim subsidiary of South Georgia (the “South Georgia Merger Subsidiary”), with and into Community, with Community being the surviving corporation to the merger (the “Surviving Corporation”). At the effective time of such merger, the outstanding shares of the capital stock of Community shall be converted solely into the right to receive cash as provided herein, and the outstanding shares of capital stock of South Georgia Interim, Inc. shall be converted into shares of the Surviving Corporation. As a result, the shareholders of Community will have no continuing interest in Community or in the Surviving Corporation, which shall be owned in its entirety by South Georgia. Community National Bank, the wholly-owned subsidiary of Community, will continue its banking existence as a subsidiary of the Surviving Corporation and will be indirectly owned by South Georgia. The transactions described in this Agreement are subject to the approvals of the Boards of Directors of South Georgia and Community, the shareholders of South Georgia and Community, the Board of Governors of the Federal Reserve System, the Department of Banking and Finance of the State of Georgia, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation to the extent legally required.

As a condition and inducement to South Georgia’s willingness to consummate the transactions contemplated by this Agreement, each of the directors of Community (except Brinson Brock) will execute and deliver to South Georgia an agreement (the “Community Directors’ Agreement”) no later than ten (10) calendar days after the date of this Agreement in substantially the form of Exhibit “B” to this Agreement.

Certain terms used in this Agreement are defined in Section 12.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, South Georgia Interim, Inc. shall be merged with and into Community in accordance with the provisions of Sections 14-2-1101, et. seq. of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the “Merger”). Community shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Community and South Georgia, and the Plan of Merger, in substantially the form attached as Exhibit “A,” which will be approved and adopted by the Board of Directors of Community and South Georgia Merger Subsidiary.

1.2 Time and Place of Closing.

(a) The closing of the transactions contemplated hereby (the “Closing”) will take place as soon as practicable following receipt of necessary approvals from the regulatory entities referenced in the preamble to this Agreement (and satisfaction of conditions as referenced in subparagraph (b) below) at such time as the Parties, acting through their authorized officers, may mutually agree pursuant to subparagraph (d) below. The Closing shall be held at the offices of Reinhardt, Whitley, Wilmot, Summerlin & Pittman, P.C., 1001 N. Central Avenue, Tifton, Georgia, or at such location as may be mutually agreed upon by the Parties.

(b) At the Closing, which will occur at the time all of the conditions set forth in this Agreement have been satisfied (or waived), the Articles of Merger and other closing documents contemplated by this Agreement shall be executed and delivered, and, simultaneously, South Georgia shall deliver the Merger Consideration to the Exchange Agent for payment to Community shareholders and warrant holders in accordance with this Agreement.

(c) Not less than 10 calendar days prior to the Closing Date, Community will deliver to South Georgia a written statement (with appropriate supporting documentation) of (i) Community’s Stockholder Equity and Community National Bank’s loan loss reserves as of the date books are closed in anticipation of closing as per subparagraph (d) below, (ii) financial statements as of the close of Community’s books for the last preceding calendar month or the 15th day of the appropriate month indicated in subparagraph (d) below and (iii) the total Merger Consideration amount based thereon (the “Estimated Merger Consideration”). Community shall provide South Georgia ten (10) calendar days to review and object to the written statement. During this ten (10) day period, Community shall provide South Georgia and its authorized representatives reasonable access, during normal business hours and without significant disruption to the business of Community, to all books, records and employees of Community having relevant information concerning the Estimated Merger Consideration. Within such ten (10) days South Georgia shall, in a written notice to Community, either accept Community’s calculation of the Estimated Merger Consideration or state any objections to Seller’s calculation with particularity. If Community shall not have received a written notice of a revised calculation within this ten (10) day period, South Georgia will be deemed irrevocably to have accepted Community’s calculation of the Estimated Merger Consideration. If South Georgia objects in writing to Seller’s calculation of the Estimated Merger Consideration, South Georgia shall advise Community of its revised calculation in accordance with this Section and South Georgia and Community shall attempt to resolve their differences through representatives who are duly authorized to negotiate with respect to all differences, and any resolution by them as to disputed amounts shall be in writing. If the parties are not able to resolve their differences prior to the Closing Date, determination of the Merger Consideration shall be made by the Neutral Accounting Arbiter. The Parties agree to promptly provide to the Neutral Accounting Arbiter all requested information, and the cost of the Neutral Accounting Arbiter shall be born equally by the Parties. The determination of Merger Consideration by the Neutral Accounting Arbiter shall be final and binding on all parties. In determining any disagreement regarding the amount of Merger Consideration, so long as Community and Community National Bank have met the loan loss requirements specified in Section 8.12 hereof, neither South Georgia nor the Neutral Accounting Arbiter shall be authorized to dispute or change the amount of Estimated Merger Consideration by revising determinations made by Community National Bank on loan and lease charge-offs, loan classifications or allowances for loan and lease losses.

(d) If all regulatory approvals have been received and all conditions set forth in this agreement satisfied:

(i) by the fifteenth (15th) day of any respective month following execution of this agreement, Community shall close its books as of the 15th day of such month and provide to South Georgia within five (5) calendar days following such closure financial statements (as of the 15th day of such month and which accrue all anticipated transaction expenses as well as operational revenues and expenses of Community) and the Estimated Merger Consideration based on such statements. In such event, South Georgia will within the time frame set forth in subparagraph (c) above accept or object to the Estimated Merger Consideration presented and closing shall occur on or before the last day of such month based on the figures representing operations of Community through the fifteenth (15th) of such month (as adjusted for accrual of transaction expenses and operational revenues and expenses); or

(ii) after the fifteenth (15th) day but on or before the last day of any respective month following execution of this agreement, Community shall close its books as of the last day of such month and provide to South Georgia within five (5) days following such closure financial statement (as of the last day of such month and which accrue all anticipated transaction expenses as well as operational revenues and expenses of Community) and the Estimated Merger Consideration based on such statements. In such event, South Georgia will within the time frame set forth in subparagraph (c) above accept or object to the Estimated Merger Consideration presented and closing shall occur on or before the fifteenth (15th) day of the following month based on the figures representing operations of Community through the last day of the preceding month (as adjusted for accrual of transaction expenses and operational revenues and expenses).

It is the intention of the parties that Community will pay all expenses attributable to the negotiation of, preparation for and closing the transaction anticipated by this agreement (for purposes of this agreement “transaction expenses”) and all such transaction expenses not paid by Community prior to closing its books shall be accrued and included in the numbers presented supporting Estimated Merger Consideration pursuant to this paragraph. All other operational revenues and expenses shall be allocated or prorated according to the date the Community books are closed: if closing occurs on the last day of a month with Merger Consideration calculated based on figures as of the fifteenth (15th) day of such month, the total Merger Consideration shall be calculated so that South Georgia shall be entitled, without payment of or reduction in the total Merger Consideration, to the economic benefits or detriments of all operational revenues and operational expenses allocable to the period after fifteenth (15th) day of such month. Likewise, if closing occurs on the fifteenth (15th) day of a month with Merger Consideration calculated based on figures as of the last day of the preceding month, the total Merger Consideration shall be calculated so that South Georgia shall be entitled, without payment of or reduction in the total Merger Consideration, to the economic benefits or detriments of all operational revenues and operational expenses allocable to the period after the last day of such month (with all Community transaction expenses accrued in the figures supporting the calculation of Merger Consideration regardless of closing date).

1.3 Effective Time. The Merger shall become effective on the date and at the time the Articles of Merger reflecting the Merger have been delivered for recording with the Secretary of State of Georgia (the “Effective Time”).

ARTICLE 2

TERMS OF MERGER

2.1 Charter. The articles of incorporation of Community in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until duly amended or repealed.

2.2 Bylaws. The bylaws of Community in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

2.3 Directors and Officers. The directors and officers of the Surviving Corporation from and after the Effective Time shall consist of the officers and directors of South Georgia Merger Subsidiary immediately preceding the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Community, South Georgia, or South Georgia Merger Subsidiary, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of South Georgia issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) The outstanding shares of South Georgia Merger Subsidiary common stock issued and outstanding at the Effective Time shall be converted into and exchanged for 2,008,595 shares of the stock of the Surviving Corporation.

(c) Each share of Community Common Stock outstanding immediately prior to the Effective Time, other than shares with respect to which the holders thereof, prior to the Effective Time, met the requirements of, and perfected their dissenters’ rights under Article 13 of the GBCC with respect to shareholders dissenting from the Merger (the “Dissenting Shares”), shall automatically be converted at the Effective Time into the right to receive its pro-rata share of the Merger Consideration based on the number of the shares of Community Common Stock outstanding immediately prior to the Effective Time (including Dissenting Shares).

(d) Each share of the Community Common Stock that is not an outstanding Community Share as of the Effective Time shall be canceled without consideration therefor.

(e) No Dissenting Shares shall be converted in the Merger. All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC or withdraws or loses such holder’s Dissenter’s Rights, such shares held by such shareholder shall, upon the happening of such events, be treated the same as all other holders of Community Common Stock who at the Effective Time held outstanding Community Shares. Community shall give South Georgia prompt notice upon receipt by Community of any such written demands for payment of the fair value of such shares of the Community Common Stock and of withdrawal of such demands and any other instruments provided pursuant to the GBCC. South Georgia shall direct all negotiations and proceedings with respect to any such demands or notices. Community shall not, without the prior written consent of South Georgia, make any payments with respect to, or settle, offer to settle or otherwise negotiate any such demands.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly following the Effective Time, the Exchange Agent shall send to each holder of outstanding shares of Community Common Stock immediately prior to the Effective Time a form of letter of transmittal (the “Letter of Transmittal”) for use in surrendering certificates previously evidencing shares of Community Common Stock (“Old Certificates”). The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the receipt of cash in lieu therefore. Unless and until Old Certificates are presented to the Exchange Agent, the holder thereof shall not be entitled to the consideration to be paid in exchange therefore pursuant to the Merger. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. In no event will any holder of Community Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held as the Merger Consideration. Where Old Certificates or Warrants have been lost, stolen or destroyed, in lieu of presentation of the certificates or warrants evidence that such certificates or warrants have been lost, stolen or destroyed may be presented, accompanied by (i) appropriate affidavits stating the reasons such certificates or warrants cannot be presented, (ii) agreements that any such certificates or warrants will be delivered to South Georgia should they be recovered, (iii) indemnity agreements from the holder undertaking to hold South Georgia harmless from loss resulting from holder’s failure to produce the certificates or warrants and (iv) a bond issued by a commercial entity acceptable to South Georgia insuring holder’s indemnity.

4.2 Rights of Former Community Shareholders. At the Effective Time, the stock transfer books of Community shall be closed as to holders of Community Common Stock immediately prior to the Effective Time and no transfer of Community Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Community Common Stock (other than shares to be canceled pursuant to Section 3.1(d)) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Community in respect of such shares of Community Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

4.3 Payment:

(a) Payment of Merger Consideration: At the Closing South Georgia shall wire all of the Merger Consideration in immediately available funds to the Exchange Agent to the account that the Exchange Agent shall designate prior to Closing to South Georgia and Community.

(b) Payment by Exchange Agent to Community Shareholders: Payment of the appropriate amount of Merger Consideration shall be made by the Exchange Agent to each Community Shareholder upon receipt of the Old Certificates or evidence that such certificates have been lost, stolen or destroyed and accompanying appropriate documentation (as per the provisions of paragraph 4.1).

(c) Payment of Warrant Holders: Payment of the appropriate amount of Warrant Holder Consideration shall be made by the Exchange Agent to each Warrant Holder upon receipt of the Warrants (together with any documentation evidencing contractual rights to acquire any interest in Community common stock) or evidence that such warrants have been lost, stolen or destroyed and accompanying appropriate documentation (as required for lost, stolen or destroyed certificates per paragraph 4.1).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF COMMUNITY

Community hereby represents and warrants to South Georgia as follows:

5.1 Organization, Standing, and Power. (a) Community is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Community is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect. Community is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The minute book and other organizational documents for Community have been made available to South Georgia for its review and, except as disclosed in Section 5.1 of the Community Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

(b) The only direct or indirect subsidiary of Community is Community National Bank, Ashburn, Georgia (the “Community Subsidiary”). The Community Subsidiary (i) is duly organized and validly existing and in good standing under the laws of the United States, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Community and the Community Subsidiary taken as a whole. Other than the Community Subsidiary, Community does not own or control, directly or indirectly, a five percent (5%) or greater equity interest in any corporation, company, association, partnership, joint venture or other entity.

5.2 Authority of Community; No Breach By Agreement.

(a) Community has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Community, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Community Common Stock. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Community, enforceable against Community in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Community, nor the consummation by Community of the transactions contemplated hereby, nor compliance by Community with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Community’s articles of incorporation or bylaws or the charter, certificate or articles of incorporation or bylaws of any Community Subsidiary or any resolution adopted by the board of directors or the shareholders of any Community Entity, or (ii) except as disclosed in Section 5.2 of the Community Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Community Entity under, any Contract or Permit of any Community Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Community Entity or any of their respective material Assets (including any South Georgia Entity or any Community Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any South Georgia Entity or any Community Entity being reassessed or revalued by any taxing authority).

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Community of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of Community consists of 50,000,000 shares of no par value per share Community Common Stock, of which 2,008,595 shares are issued and outstanding as of the date of this Agreement (with no shares being held as treasury shares), and 10,000,000 shares of no par value preferred stock, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Community and of Community Subsidiary are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC and the FICG. None of the outstanding shares of capital stock of Community have been issued in violation of any preemptive rights of the current or past shareholders of Community.

(b) Except as disclosed in Section 5.3 of the Community Disclosure Memorandum, all of the outstanding shares of capital stock of Community Subsidiary are owned by Community, free and clear of all liens, encumbrances, charges, restrictions or rights of third parties of every kind whatsoever.

(c) Except for warrants issued to purchase 100,000 shares of Community Common Stock which have been granted prior to the date hereof (the “Outstanding Community Warrants”), neither Community nor

Community Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Community or Community Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

5.4 Financial Statements. Community has included in Section 5.4 of the Community Disclosure Memorandum or otherwise made available copies of all Community Financial Statements requested by South Georgia and will deliver to South Georgia copies of all similar financial statements prepared subsequent to the date hereof. The Community Financial Statements and any supplemental financial statements (as of the date thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Community, which are and will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be and in all material respects, fairly the consolidated financial position of Community as of the dates indicated, the consolidated results of operation and, to the extent provided thereby, changes in shareholders’ equity and cash flows of Community for the periods indicated, in accordance with GAAP (if included, except as to breadth, formatting and notes in financial statements not part of a Securities and Exchange Commission filing and subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereof or, in the case of interim financial statements, to the normal recurring year-end adjustments that are not Material in any amount or effect).

5.5 Absence of Undisclosed Liabilities. No Community Entity has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP that are reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Community as of the month immediately preceding the date of execution of this agreement, included in the Community Financial Statements or reflected in the notes thereto. Community has not incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.6 Absence of Certain Changes or Events. Since December 31, 2004, except as disclosed in the Community Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.6 of the Community Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect, and (ii) Community has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Community provided in Article 7.

5.7 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of any of the Community Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired, for periods ended on or before December 31, 2005, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Community Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Community Material Adverse Effect, except as reserved against in the Community Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Community Disclosure Memorandum. Community’s federal income Tax Returns have not been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Community Entities, except for any such Liens which are not reasonably likely to have a Community Material Adverse Effect.

(b) None of the Community Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) The provision for any Taxes due or to become due for any of the Community Entities for the period or periods through and including the date of the respective Community Financial Statements that has been made and is reflected on such Community Financial Statements is sufficient to cover all such Taxes.

(d) Deferred Taxes of the Community Entities have been provided for in accordance with GAAP.

(e) Each of the Community Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect.

5.8 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of Community included in the Community Financial Statements and the Allowance shown on the consolidated balance sheets of Community as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Community Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Community Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Community Material Adverse Effect. Between January 1, 2005 and prior to March 31, 2005 Community Subsidiary charged against its loan loss reserves $788,000.00 in gross amount as loans written off by Community Subsidiary.

5.9 Assets. (a) Except as disclosed in Section 5.9 of the Community Disclosure Memorandum or as disclosed or reserved against in the Community Financial Statements delivered prior to the date of this Agreement, the Community Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Community Material Adverse Effect. All tangible properties used in the businesses of the Community Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Community’s past practices. All Assets which are material to Community’s business on a consolidated basis, held under leases or subleases by any of the Community Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b) The Community Entities have paid all amounts due and payable under any insurance policies and guarantees applicable to Community Entities and their assets and operations; all such insurance policies and guarantees are in full force and effect, and all Community’s material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and are consistent with past practice and experience. None of the Community Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Community Entity under such policies.

(c) The Assets of the Community Entities include all Material Assets required to operate the business of the Community Entities as presently conducted.

5.10 Intellectual Property. Each Community Entity owns or has a license to use all of the Intellectual Property used by such Community Entity in the course of its business. Each Community Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Community Entity in connection with such Community Entity’s business operations, and such Community Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Community Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the knowledge of Community threatened, which challenge the rights of any Community Entity with respect to Intellectual Property used, sold or licensed by such Community Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the knowledge of Community, the conduct of the business of the Community Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.10 of the Community Disclosure Memorandum, no Community Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.10 of the Community Disclosure Memorandum, no officer, director or employee of any Community Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Community Entity.

5.11 Environmental Matters.

(a) To the knowledge of Community, each Community Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect.

(b) To the knowledge of Community, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Community Entity or any of its Operating Properties or Participation Facilities (or Community in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Community Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect.

(c) During the period of (i) any Community Entity’s ownership or operation of any of their respective current properties, (ii) any Community Entity’s participation in the management of any Participation Facility, or (iii) any Community Entity’s holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect. Prior to the period of (i) any Community Entity’s ownership or operation of any of their respective current properties, (ii) any Community Entity’s participation in the management of any Participation Facility, or (iii) any Community Entity’s holding of a security interest in a Operating Property, to the knowledge of Community, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect.

5.12 Compliance with Laws. Community Subsidiary is a national bank whose deposits are and will at the Effective Time be insured by the Federal Deposit Insurance Corporation. Community and Community Subsidiary have in effect all Permits necessary for them to own, lease, or operate their material Assets and to carry on their business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect. Except as disclosed in Section 5.12 of the Community Disclosure Memorandum, no Community Entity is:

(a) in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments);

(b) in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect; or

(c) since January 1, 2002, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Community Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect, or (iii) requiring any Community Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to South Georgia.

5.13 Labor Relations. No Community Entity is the subject of any Litigation asserting that it or any other Community Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Community Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Community Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Community Entity, pending or threatened, or to the knowledge of Community, is there any activity involving any Community Entity’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.14 Employee Benefit Plans.

(a) Community has disclosed in Section 5.14 of the Community Disclosure Memorandum, and has delivered or made available to South Georgia prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Community Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Community Benefit Plans”). Any of the Community Benefit Plans which is an “employee pension benefit plan,” as that term is defined in

Section 3(2) of ERISA is referred to herein as a “Community ERISA Plan.” Each Community ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a “Community Pension Plan.” No Community Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b) All Community Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except where the breach or violation of any such Laws are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect. Each Community ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Community is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Community Entity has engaged in a transaction with respect to any Community Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Community Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect.

(c) No Community Pension Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan’s most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Community Pension Plan, (ii) no change in the actuarial assumptions with respect to any Community Pension Plan, and (iii) no increase in benefits under any Community Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any Community Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Community Entity, or the single-employer plan of any entity which is considered one employer with Community under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Community Material Adverse Effect. No Community Entity has provided, or is required to provide, security to a Community Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

(d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Community Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Community Material Adverse Effect. No Community Entity has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Community Material Adverse Effect. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Community Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e) Except as disclosed in Section 5.14 of the Community Disclosure Memorandum, no Community Entity has any Liability for retiree health and life benefits under any of the Community Benefit Plans and there are no restrictions on the rights of such Community Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Community Material Adverse Effect.

(f) Except as disclosed in Section 5.14 of the Community Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Community Entity from any Community Entity under any Community Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Community Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect.

(g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Community Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Community Financial Statements to the extent required by and in accordance with GAAP.

5.15. Material Contracts. Except as disclosed in Section 5.15 of the Community Disclosure Memorandum or otherwise reflected in the Community Financial Statements, none of the Community Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Community Entity or the guarantee by any Community Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Community Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Community Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Community Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $25,000), and (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract (the “Community Contracts”). With respect to each Community Contract and except as disclosed in Section 5.15 of the Community Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Community Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect; (iii) no Community Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the knowledge of Community, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Community Entity for money borrowed is prepayable at any time by such Community Entity without penalty or premium.

5.16. Legal Proceedings. There is no Litigation instituted, pending, or, to the knowledge of Community, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Community Entity, or against any director, employee or employee benefit plan of any Community Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Community Entity that are reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect. Section 5.16 of the Community Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Community Entity is a party and which names a Community Entity as a defendant or cross-defendant or for which any Community Entity has any potential Liability.

5.17 Reports. Since December 31, 2004, Community and Community Subsidiary have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.18 Statements True and Correct. None of the information supplied or to be supplied by any Community Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to its shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by a Community Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Community, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any Community Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.19 Accounting, Tax and Regulatory Matters. No Community Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.20 Charter Provisions. Each Community Entity has taken, or will take, all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws or other governing instruments of any Community Entity or restrict or impair the ability of South Georgia or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Community Entity that are indirectly acquired or controlled by them.

5.21 Community Disclosure Memorandum. Community has delivered to South Georgia a memorandum (the “Community Disclosure Memorandum”) containing certain information regarding Community as indicated at various places in this Agreement. The information contained in the Community Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 5 to the extent applicable.

5.22 Board Recommendation. The Board of Directors of Community, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Community Directors’ Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Community Common Stock approve this Agreement.

5.23 Full Disclosure. No representation or warranty of Community contained in this Agreement, the Community Disclosure Memorandum or any agreement, document or certificate delivered by Community to South Georgia or South Georgia Merger Subsidiary pursuant to this Agreement (a) contains or at the Closing Date will contain any untrue statement of a material fact or (b) omits or at the Closing Date will omit to state a material fact necessary to make the statements herein or therein, as applicable, in light of the circumstances under which such statements were or will be made, not misleading.

5.24. Community Reinvestment Compliance. The Community Subsidiary is in compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and has received a CRA rating of “outstanding” in its most recent exam under the CRA. Community has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in the Community Subsidiary failing to be in compliance with such provisions or having its current rating lowered.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SOUTH GEORGIA

South Georgia hereby represents and warrants to Community as follows:

6.1 Organization, Standing and Power. South Georgia is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a bank holding company. South Georgia has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. South Georgia is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a South Georgia Material Adverse Effect.

6.2 Authority; No Breach By Agreement.

(a) South Georgia has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of South Georgia, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of South Georgia Common Stock. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of South Georgia, enforceable against South Georgia in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by South Georgia, nor the consummation by South Georgia of the transactions contemplated hereby, nor compliance by South Georgia with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of South Georgia’s articles of incorporation or bylaws or the certificate or articles of incorporation or bylaws of any South Georgia Subsidiary or any resolution adopted by the board of directors or the shareholders of any South Georgia Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any South Georgia Entity under, any Contract or Permit of any South Georgia Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a South Georgia Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any South Georgia Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a South Georgia Material Adverse Effect, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by South Georgia of the Merger and the other transactions contemplated in this Agreement.

6.3 Regulatory Matters. No South Georgia Entity or any Affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.4 Financing. South Georgia currently has and will have at Closing sufficient equity resources that, when combined with the financing proposals (as described in the separate financing documentation provided confidentially by South Georgia to Community and which will be pursued by South Georgia expeditiously and with its best efforts) will be sufficient for South Georgia to provide all of the Merger Consideration and otherwise meet all of its obligations under this Agreement and with respect to the Merger.

6.5 Board Action. The Board of Directors of South Georgia, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Each Party.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Material Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

(b) In order to provide for a seamless transition in operations and to promote the continued success of Community National Bank, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the parties agree to use all reasonable efforts to cooperate in order to (i) familiarize South Georgia as to Community National Bank’s historical banking practices and (ii) familiarize South Georgia with Community National Bank’s customers. South Georgia shall be entitled to have a representative attend all loan and other committees and board meetings; provided that any such representative shall be excluded from and shall not be entitled to attend any committee or board meeting in which this Agreement or the transactions contemplated hereunder are discussed by Community or Community National Bank. Such representative would have no vote nor right to engage in discussions at such meetings during the period herein defined.

7.2 Negative Covenants of Community. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of South Georgia shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, Community covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the articles of incorporation, bylaws or other governing instruments of any Community Entity, or

(b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Community Entity to another Community Entity) in excess of an aggregate of $50,000 (for the Community Entities on a consolidated basis) except in the ordinary course of the business of

Community or any Community Subsidiary consistent with past practices (which shall include, for Community or any Community Subsidiary that is a depository institution, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition on any Asset of any Community Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Community Disclosure Memorandum); or

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Community Entity, or declare or pay any dividend or make any other distribution in respect of Community’s capital stock.

(d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Community Common Stock or any other capital stock of any Community Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

(e) adjust, split, combine or reclassify any shares of Community Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Community Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Community Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Community Entity) or (ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f) except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of Georgia, or any subdivisions thereof which have maturities of seven years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Community Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) foreclosures in the ordinary course of business, (iii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iv) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g) grant any increase in compensation or benefits or pay any bonus to the employees or officers of any Community Entity, pay any severance or termination pay other than those grants, increases or payments consistent with Community’s past practices or pursuant to any written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Community Disclosure Memorandum; or enter into or amend any severance agreements with officers of any Community Entity, or grant any material increase in fees or other increases in compensation or other benefits to directors of any Community Entity; or

(h) enter into or amend any employment Contract between any Community Entity and any Person (unless such amendment is required by Law or this Agreement) that the Community Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan of any Community Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Community Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or contemplated by this Agreement, the terms of such plans or consistent with past practice; or

(j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of South Georgia shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein AND TO THE EXTENT THAT ANY REGULATORY AGENCY WHOSE APPROVAL TO THIS TRANSACTION IS NECESSARY OBJECTS, Community covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(k) commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any Community Entity for material money damages or restrictions upon the operations of any Community Entity; or

(l) except in the ordinary course of business, enter into, modify, amend or terminate any Material Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any material rights or claims.

7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect or a South Georgia Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Proxy Statement; Shareholder Approval. Community shall call a shareholders’ meeting, to be held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the shareholder meeting Community shall prepare and mail a proxy statement to its shareholders and the Board of Directors of Community shall recommend to their shareholders the approval of the matters submitted for approval.

8.2 Applications. South Georgia shall expeditiously prepare and file, and Community shall cooperate in the preparation and, where appropriate, filing of applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall expeditiously deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, at its sole expense, South Georgia shall prepare for filing by Community National Bank and Community all regulatory approvals necessary for the payment by Community National Bank and Community of dividends that will be used toward funding the payment of the Merger Consideration by South Georgia.

8.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, South Georgia shall execute and file the Articles of Merger with the Secretary of State of Georgia in connection with the Closing.

8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, upon execution of this Agreement South Georgia, as soon as practicable, shall institute the common stock offering contemplated by Section 9.2(i) hereof and shall use its best efforts to complete such stock offering as contemplated by Section 9.2(i).

8.5 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b) In addition to the Parties’ respective obligations under the Letter of Intent dated June 14, 2005, which is hereby reaffirmed and adopted and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Community Material Adverse Effect or a South Georgia Material Adverse Effect, as applicable.

8.6 Press Releases. Prior to the Effective Time, Community and South Georgia shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.7 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, neither Party nor any Affiliate thereof nor any Representatives thereof retained by either Party shall directly or indirectly solicit any Acquisition Proposal by any Person. Neither Party nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but a Party may communicate information about such an Acquisition Proposal to its shareholders. Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.8 Charter Provisions. Each Community Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws or other governing instruments of any Community Entity or restrict or impair the ability of South Georgia or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Community Entity that may be directly or indirectly acquired or controlled by them.

8.9 Agreement of Affiliates. Community has disclosed in Section 8.9 of the Community Disclosure Memorandum all Persons who serve on its Board of Directors. Community shall cause each such Person (with the exception of Brinson Brock) to deliver to South Georgia not later than ten (10) days after the date of this Agreement, the Community Directors’ Agreement substantially in the form of Exhibit “B”.

8.10 Indemnification.

(a) South Georgia agrees that all rights to indemnification and all limitations of liability existing in favor of the directors, officers, employees and agents of the Community Entities (each, an “Indemnified Party”), unless otherwise prohibited by federal law or regulations, against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of Community or, at Community’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Georgia Law and as provided in their respective Articles of Incorporation and Bylaws as in effect on the date hereof shall survive the Merger and shall continue in full force and effect, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Community Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between South Georgia and the Indemnified Party.

(b) South Georgia shall (and Community shall cooperate prior to the Effective Time in these efforts) maintain in effect after the Effective Time Community’s existing directors’ and officers’ liability insurance policy (provided that South Georgia may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous or (ii) with the consent of Community given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance.

8.11 Employee Benefits and Contracts. Following the Effective Time, South Georgia shall provide generally to officers and employees of Community (who continue employment with South Georgia or any of its Subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by South Georgia to its other similarly situated officers and employees. For purposes of benefit accrual, eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with Community prior to the Effective Date shall be counted.

8.12 Allowance for Loan Loss. Community agrees that Community Subsidiary shall maintain its loan loss reserve so that as of the time of closing it shall be in an amount no less than two million one hundred thousand dollars ($2,100,000.00), after having charged in 2005 to that account gross charge-offs of at least five hundred thousand dollars ($500,000.00) in loans subsequent to March 31, 2005 and prior to December 31, 2005, in addition to the gross amount of loans written off and charged against the loan loss reserve subsequent to January 1, 2005 and prior to March 31, 2005. Further, from January 1, 2006 until the earlier of the Effective Time or the termination of this agreement, Community agrees that Community Subsidiary shall fund its loan loss reserve in the amount of twenty five thousand dollars ($25,000.00) per month. Should Community determine that a lesser loan loss reserve addition is appropriate or for any other valid reason fund the loan loss reserve in an amount less than twenty-five thousand dollars ($25,000.00) per month, the after-tax income addition produced for Community by not funding up to such twenty-five thousand dollars ($25,000.00) per month shall not be counted or credited to Community in determining Stockholder Equity that is the basis for purchase price adjustments in determining total Merger Consideration.

8.13 Warrants. Community has issued warrants to purchase 100,000 shares of Community Common Stock (a “Community Warrant”). Prior to the Effective Time, Community shall use its best efforts to cause each holder of a Community Warrant to execute and deliver an agreement in substantially the form of Exhibit “C” pursuant to which such holder agrees to accept in full and complete satisfaction of his rights thereunder his pro rata share of the Warrant Holder Consideration.

8.14 Access to Financial Information: Community agrees to allow South Georgia and its authorized representatives reasonable access, during normal business hours and without significant disruption to the business of Community, to all books, records and employees of Community having relevant information concerning financial statements and operational figures (and related notes, working papers and schedules supporting the figures reflected in such statements) necessary and appropriate to examine and confirm 2005 year-end numbers of Community and also to confirm Estimated Merger Consideration prior to closing as anticipated in paragraph 1.2 of this agreement.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 12.6:

(a) Shareholder Approval. The shareholders of each of Community and South Georgia shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, and by the provisions of any governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital beyond the capital infusion anticipated by South Georgia and upstream dividends from Community and Community subsidiaries in the amounts projected in figures provided to Community by South Georgia or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Community Material Adverse Effect or a South Georgia Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Merger Consideration. The Parties shall have agreed to the total Merger Consideration as contemplated by Section 1.2(c) herein above.

9.2 Conditions to Obligations of South Georgia. The obligations of South Georgia to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by South Georgia pursuant to Section 12.6(a):

(a) Shareholder Approval. The shareholders of South Georgia and South Georgia Merger Subsidiary shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

(b) Representations and Warranties. For purposes of this Section 9.2, the accuracy of the representations and warranties of Community set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except for any violations or breaches of the representations and warranties of Community in this Agreement which would not have a Community Material Adverse Effect; provided further, however, that the representations and warranties of Community contained in Section 5.3 shall be true in all respects.

(c) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Community to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(d) Certificates. Community shall have delivered to South Georgia (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Community and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Community’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as South Georgia and its counsel shall request.

(e) Opinion of Counsel. Community shall have delivered to South Georgia the opinion of Sutherland Asbill & Brennan, LLP, dated as of the Closing Date, covering those matters set forth in Exhibit “D” hereto, which opinions may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) or the American Bar Association (the “Interpretive Standards”).

(f) Director Agreements. South Georgia shall have received from each director of Community (other than Brinson Brock) the Community Directors’ Agreement referred to in Section 8.9.

(g) Warrant Holder Agreement. South Georgia shall receive from each holder of a Community Warrant an agreement in substantially the form of Exhibit “C” hereto as provided in Section 8.13.

(h) Tax Matters. South Georgia shall have received a written opinion from Mauldin & Jenkins, LLC, in form reasonably satisfactory to it, to the effect that no gain or loss will be recognized by South Georgia Merger Subsidiary, South Georgia or their shareholders.

(i) Successful Stock Offering: South Georgia shall have received two million, six hundred twenty five thousand dollars ($2,625,000.00) from the sale of its common stock prior to closing, which proceeds shall be applied to the purchase of Community stock anticipated herein.

9.3 Conditions to Obligations of Community. The obligations of Community to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Community pursuant to Section 12.6(b):

(a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of South Georgia set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except for any violations or breaches of the representations and warranties of South Georgia in this Agreement which are not reasonably likely to have a South Georgia Material Adverse Effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of South Georgia to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. South Georgia shall have delivered to Community (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to South Georgia and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by South Georgia’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Community and its counsel shall request.

(d) Opinion of Counsel. South Georgia shall have delivered to Community an opinion of Martin Snow, LLP, counsel to South Georgia, dated as of the Closing Date, covering those matters set forth in Exhibit “E” hereto, which opinion may be rendered in accordance with the Interpretive Standards.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Community, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Boards of Directors of South Georgia and Community; or

(b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Community Material Adverse Effect or a South Georgia Material Adverse Effect, as applicable, on the breaching Party; or

(c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Community or South Georgia fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meetings where such matters were presented to such shareholders for approval and voted upon; or

(e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by June 15, 2006 if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

(f) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e).

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 12.2(b) and Section 8.5(b) shall survive any such termination and abandonment.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Article 10 and Articles 1, 2, 3, 4 and 12 and Sections 8.9 and 8.10.

ARTICLE 11

[RESERVED]

ARTICLE 12

MISCELLANEOUS

12.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Closing Date” shall mean the date on which the Closing occurs.

“Community Common Stock” shall mean the no par value common stock of Community.

“Community Disclosure Memorandum” shall mean the written information entitled “Community Disclosure Memorandum” delivered prior to the date of this Agreement to South Georgia describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Community Entities” shall mean, collectively, Community and all Community Subsidiaries.

“Community Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes, working papers and schedules, if any) of Community as of December 31, 2003, 2004 and 2005 (when prepared), and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes, working papers and schedules, if any), and (ii) the unaudited consolidated balance sheets (including related notes, working papers and schedules, if any) of Community as of May 31, 2005 (and each month end thereafter so long as this agreement is in effect) and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the five month period ended May 31, 2005 (and the appropriate statements for such period as are prepared at each month end thereafter so long as this agreement is in effect), as delivered by Community to South Georgia prior or subsequent to execution of this Agreement. South Georgia acknowledges receipt of all Community Financial Statements to have been prepared prior to the execution of this Agreement.

“Community Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Community and its Subsidiaries, taken as a whole, or (ii) the ability of Community to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Community (or any of its Subsidiaries) taken with the prior informed written Consent of South Georgia in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Community, including expenses incurred by Community in consummating the transactions contemplated by this Agreement.

“Community Subsidiaries” shall mean the Subsidiaries of Community, which shall include any corporation, bank, savings association, or other organization now owned or hereafter acquired as a Subsidiary of Community in the future and held as a Subsidiary by Community immediately prior to the Effective Time.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response

Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agent” shall mean Community National Bank, Ashburn, Georgia, which shall serve as the exchange agent under the Exchange Agency Agreement.

“Exchange Agency Agreement” means the agreement among South Georgia, Community and Community National Bank in the form attached as Exhibit “F”.

“Exhibits” A through F, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger Consideration” shall mean Twenty-nine Million Five Hundred Thousand and no/100 Dollars ($29,500,000.00) in cash:

(i) reduced dollar for dollar to the extent the Stockholder Equity of Community is less than Eighteen Million Seven Hundred Fifty Thousand and no/100 Dollars ($18,750,000.00) as of the date Community’s books are closed and adjusted for accrued closing costs pursuant to the terms of paragraph 1.2(d) and to the extent the loan loss reserve of Community National Bank is less than Two Million One Hundred Thousand and no/100 Dollars ($2,100,000.00) as of the same date (in both instances as determined in accordance with the procedures outlined in this Agreement); and

(ii) increased dollar for dollar to the extent the Stockholder Equity of Community is greater than Eighteen Million Seven Hundred Fifty Thousand and no/100 Dollars ($18,750,000.00) (so long as the loan loss reserve of Community National Bank is Two Million One Hundred Thousand and no/100 Dollars ($2,100,000.00)) as of the date Community’s books are closed and adjusted for accrued closing costs pursuant to the terms of paragraph 1.2(d), with such adjustment to be net of taxes calculated at the 2005 marginal rate of Community and limited to a total adjustment of Five Hundred Thousand and no/100 Dollars ($500,000.00).

No adjustment in Merger Consideration pursuant to this paragraph shall result in an increase in Merger Consideration beyond Thirty Million and no/100 Dollars ($30,000,000.00).

“Neutral Accounting Arbiter” shall mean the individual proposed by South Georgia and accepted by Community just prior to the execution of this Agreement, or such other neutral party or individual as the Parties may jointly designate should the specified individual be unable or unwilling to serve as the Neutral Accounting Arbiter.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either Community or South Georgia, and “Parties” shall mean both Community and South Georgia.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Per Share Stock Purchase Price” shall mean the dollar amount determined to five decimal places (e.g. $14.46461 if total Merger Consideration was twenty-nine million five hundred thousand dollars ($29,500,000.00)) by rounding to the nearest cent after dividing (i) the sum of the total Merger Consideration plus one million dollars ($1,000,000.00) (with the addition of this million dollars in this calculation not to affect the amount payable by South Georgia but used solely to facilitate per share calculations for both the Community Common Stock and the Community Warrants) by (ii) the sum of the aggregate number of shares of Community Common Stock (including dissenters’ shares) and Community Warrants outstanding at the Effective Time.

“Per Unit Warrant Consideration” shall mean the dollar amount payable with respect to each Community Warrant and determined by rounding to the nearest cent after dividing (i) the sum of the total Warrant Holder Consideration by (ii) the aggregate number of Community Warrants outstanding at the Effective Time.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Regulatory Authorities” shall mean, collectively, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia, the Office of Thrift Supervision, the Securities and Exchange Commission, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“South Georgia Entities” shall mean, collectively, South Georgia and all South Georgia Subsidiaries.

“South Georgia Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of South Georgia and its Subsidiaries, taken as a whole, or (ii) the ability of South Georgia to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of South Georgia (or any of its Subsidiaries) taken with the prior informed written Consent of Community in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of South Georgia, including expenses incurred by South Georgia in consummating the transactions contemplated by this Agreement.

“South Georgia Subsidiaries” shall mean the Subsidiaries of South Georgia and any corporation, bank, savings association, or other organization acquired as a Subsidiary of South Georgia in the future and held as a Subsidiary by South Georgia at the Effective Time.

“Stockholder Equity” shall consist of common stock, related surplus, retained earnings (including capital reserves), net of any treasury stock and adjusted for net unrealized losses or gains on available-for-sale equity securities with readily determinable fair values.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surviving Corporation” shall mean Community as the surviving corporation resulting from the Merger.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Warrant Holder Consideration” shall mean that portion of the Merger Consideration payable to holders of Community Warrants pursuant to Section 8.13 of the Agreement which shall be in an amount equal to the aggregate number of shares specified in the Community Warrants as of the Closing Date times the Per Share Stock Purchase Price less the aggregate exercise price for all shares of Community Common Stock specified in the outstanding Community Warrants as of the Closing Date (in each case $10.00 per share).

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

12.2 Expenses.

(a) Except as otherwise provided in this Section 12.2 or Exhibit “A,” each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

(b) Notwithstanding the provisions of Section 12.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement, the breaching Party agrees to pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement. This Section 12.2(b) shall be the non-breaching Party’s sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

12.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Community or by South Georgia, each of Community and South Georgia, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

12.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreement).

12.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Community Common Stock, there shall be made no amendment that pursuant to Section 14-2-1106 of the GBCC requires further approval by such shareholders without the further approval of such shareholders.

12.6 Waivers.

(a) Prior to or at the Effective Time, South Georgia, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Community, to waive or extend the time for the compliance or fulfillment by Community of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of South Georgia under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of South Georgia.

(b) Prior to or at the Effective Time, Community, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by South Georgia, to waive or extend the time for the compliance or fulfillment by South Georgia of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Community under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Community.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

12.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

12.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Community:	Community National Bancorporation
561 East Washington Avenue
P.O. Box 2169
Ashburn, Georgia 31714
Attention: Ruth Raines, Chairperson of the Board

With a copy to:	B. Knox Dobbins Sutherland, Asbill & Brennan, LLP Suite 2300 999 Peachtree Street, N.E. Atlanta, Georgia 30309-3996

South Georgia:	South Georgia Bank Holding Company 725 West Second Street (31794) P.O. Box 1505 Tifton, Georgia 31793 Attention: G. Pait Willis, President

With a copy to:	Rob Reinhardt Reinhardt Whitley Wilmot Summerlin & Pittman, P.C. 1001 N. Central Avenue (31794) P.O. Drawer 1287 (31793-1287) Tifton, Georgia

And

John T. McGoldrick, Jr. Martin Snow, LLP 240 Third Street (31201) P.O. Box 1606 Macon, Georgia 31202-1606

12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

12.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

12.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SOUTH GEORGIA BANK HOLDING COMPANY

By:	/s/ G. PAIT WILLIS
G. PAIT WILLIS, President

COMMUNITY NATIONAL BANCORPORATION

By:	/s/ RUTH RAINES
RUTH RAINES, Chairperson of the Board

INDEX OF EXHIBITS

Exhibit “A”	Agreement of Merger

Exhibit “B”	Form of Director’s Agreement

Exhibit “C”	Offer to Purchase Warrants Issued By Community National Bank

Exhibit “D”	Matters as to Which Sutherland Asbill & Brennan, LLP Will Opine

Exhibit “E”	Matters as to Which Martin Snow, LLP Will Opine

Exhibit “F”	Exchange Agency Agreement

EXHIBIT “A”

AGREEMENT OF MERGER

This Agreement of Merger entered into this      day of             , 2006, hereinafter called “The Agreement,” pursuant to §14-2-1101, et seq. of the Georgia Business Corporation Code, by and between COMMUNITY NATIONAL BANCORPORATION, Ashburn, Georgia, a corporation organized under the laws of the State of Georgia (hereinafter referred to as “Community”); and SOUTH GEORGIA INTERIM, INC., a corporation duly organized and existing under the laws of the State of Georgia (hereinafter referred to as “Interim”), such corporations being hereinafter referred to jointly as the “Constituent Companies.”

W I T N E S S E T H:

WHEREAS, the aggregate number of shares of the common stock, no par value, of Community outstanding is 2,008,595 shares; and

WHEREAS, the aggregate number of shares Interim is authorized to issue is 3,000,000 common shares with no par value, of which 2,008,595 shares are issued and outstanding to South Georgia Bank Holding Company, a Georgia corporation (hereinafter referred to as “South Georgia”); and

WHEREAS, the Board of Directors of Community and Interim deem it advisable for the general welfare of both corporations and the shareholders of each thereof that such corporations merge under and pursuant to the provisions of §14-2-1101, et seq. of the Georgia Business Corporation Code, and the Board of Directors of each company has, by resolution duly adopted and approved this Agreement; and

WHEREAS, the Board of Directors of Community has directed that this Agreement be submitted to a vote of its shareholders at a specially called meeting to be held at such time as designated by the Board of Directors, and the Board of Directors of Interim has recommended the merger to shareholders and directed that this Agreement be submitted to a vote of Interim shareholders at a special meeting of such shareholders to be held at such time as directed by the Board of Directors of Interim, for the purpose of approving this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree, that in accordance with the provisions of the Financial Institutions Code of Georgia, Interim shall be merged into Community, which shall be the surviving corporation (hereinafter referred to as the “Surviving Corporation”), and that the terms and conditions of such Merger, the mode of carrying it into effect, the manner of converting and exchanging the shares of the Constituent Companies into shares of the surviving company and cash, and other details and provisions deemed necessary or proper are and shall be as herein set forth.

1. Definitions.

“Closing Date” shall mean the date on which the Closing occurs.

“Merger Consideration” shall mean Twenty-nine Million Five Hundred Thousand and no/100 Dollars ($29,500,000.00) in cash:

(i) reduced dollar for dollar to the extent the Stockholder Equity of Community is less than Eighteen Million Seven Hundred Fifty Thousand and no/100 Dollars ($18,750,000.00) as of the date Community’s books are closed and adjusted for accrued closing costs pursuant to the terms of paragraph 1.2(d) and to the extent the loan loss reserve of Community National Bank is less than Two Million One Hundred Thousand and no/100 Dollars ($2,100,000.00) as of the same date (in both instances as determined in accordance with the procedures outlined in this Agreement); and

(ii) increased dollar for dollar to the extent the Stockholder Equity of Community is greater than Eighteen Million Seven Hundred Fifty Thousand and no/100 Dollars ($18,750,000.00) (so long as the loan loss reserve of Community National Bank is Two Million One Hundred Thousand

and no/100 Dollars ($2,100,000.00)) as of the date Community’s books are closed and adjusted for accrued closing costs pursuant to the terms of paragraph 1.2(d), with such adjustment to be net of taxes calculated at the 2005 marginal rate of Community and limited to a total adjustment of Five Hundred Thousand and no/100 Dollars ($500,000.00).

No adjustment in Merger Consideration pursuant to this paragraph shall result in an increase in Merger Consideration beyond Thirty Million and no/100 Dollars ($30,000,000.00).

“Per Share Stock Purchase Price” shall mean the dollar amount determined to five decimal places (e.g. $14.46461 if total Merger Consideration was twenty-nine million five hundred thousand dollars ($29,500,000.00)) by rounding to the nearest cent after dividing (i) the sum of the total Merger Consideration plus one million dollars ($1,000,000.00) (with the addition of this million dollars in this calculation not to affect the amount payable by South Georgia but used solely to facilitate per share calculations for both the Community Common Stock and the Community Warrants0 by (ii) the sum of the aggregate number of shares of Community Common Stock (including dissenters’ shares) and Community Warrants outstanding at the Effective Time.

“Per Unit Warrant Consideration” shall mean the dollar amount payable with respect to each Community Warrant and determined by rounding to the nearest cent after dividing (i) the sum of the total Warrant Holder Consideration by (ii) the aggregate number of Community Warrants outstanding at the Effective Time.

“Stockholder Equity” shall consist of common stock, related surplus, retained earnings (including capital reserves), net of any treasury stock and adjusted for net unrealized losses or gains on available-for-sale equity securities with readily determinable fair values.

“Warrant Holder Consideration” shall mean that portion of the Merger Consideration payable to holders of Community Warrants pursuant to Section 8.13 of the Agreement and Plan of Merger by and between Community and South Georgia dated as of February     , 2006 which shall be in an amount equal to the aggregate number of shares specified in the Community Warrants as of the Closing Date times the Per Share Stock Purchase Price less the aggregate exercise price for all shares of Community Common Stock specified in the outstanding Community Warrants as of the Closing Date (in each case $10.00 per share).

2. Merger. Upon the merger becoming effective in accordance with the laws of the State of Georgia:

(a) Interim shall be merged into Community, which shall be the Surviving Corporation with the name “Community National Bancorporation”. The Constituent Companies shall be a single corporation and the separate existence of Community and Interim shall cease, except to the extent provided by the laws of the State of Georgia.

(b) On the effective date of the merger, for all purposes of the laws of the State of Georgia, the separate existence of Community and Interim shall cease and Interim shall be merged into Community which shall possess all the rights, privileges, powers, and franchises both of a public and a private nature, and shall be subject to all the restrictions, disabilities, and duties of each of the Constituent Companies so merged; and all the rights, privileges, powers and franchises of each of the Constituent Companies, in all property, real and personal, and mixed, and all debts due to any of such Constituent Companies on whatever account, as well for share subscriptions as for all other things and actions or belonging to each of such Constituent Companies, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Companies, and the title to any real estate vested by deed or otherwise, under the laws of this state in any of such Constituent Companies shall not revert or be in any way impaired by reason of the merger, but all rights of creditors and all liens upon any property of any of such Constituent Companies shall be preserved unimpaired, and all debts, liabilities, and duties of the respective Constituent Companies shall thenceforth attach to such surviving company, and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

(c) The articles of incorporation and bylaws of Community, as herein amended, shall on the effective date of the merger (the “Effective Date”) be the articles of incorporation of Community, and shall on the Effective Date be made a part hereof with the same force and effect as if herein set forth in full. From and after the Effective Date separate and apart from this Agreement, they shall be, and may be separately certified as, the articles of incorporation of the Surviving Corporation; and in addition to the powers conferred on it by the statute, the Surviving Corporation shall have the powers set forth therein and shall be governed by the provisions thereof.

(d) The directors and officers of Interim immediately prior to the merger becoming effective shall be and constitute the directors and officers of the Surviving Corporation. If on the effective date of the merger a vacancy shall exist on the board of directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the articles of incorporation and the bylaws of the Surviving Corporation and the laws of the State of Georgia.

3. Conversion of Shares. The manner of converting and exchanging the shares of the Constituent Companies into the shares of the Surviving Corporation and cash, as the case may be, shall be as follows:

(a) The 2,008,595 shares with no par value of Interim to be issued and outstanding on the effective date of the merger and owned by South Georgia shall, by virtue of the merger and without any action on the part of the holder thereof, be converted, upon the merger becoming effective, into 2,008,595 shares of the common stock of the Surviving Corporation. Immediately after the merger, South Georgia shall own all of the 2,008,595 shares of no par value common stock of the Surviving Corporation, or such greater number of shares as may then be issued and outstanding.

(b) In consideration for the merger of Interim with and into Community, each of the shares of Community Common Stock shall as of the Effective Date by virtue of the Merger and without any action on the part of the holders thereof be converted into and exchanged for its pro rata share of the Merger Consideration. As soon as practicable after the Effective Date (but not sooner than thirty (30) days thereafter), each holder as of the Effective Date of any of the shares of Community Common Stock shall be entitled, upon presentation and surrender of the certificates representing such shares, to receive in exchange therefor a payment of his or her pro rata share of the Merger Consideration. Until so surrendered, each outstanding certificate which prior to the Effective Date represented stock of the company shall be deemed for all corporate purposes to evidence the holder’s entitlement to payment of his or her proportionate share of the Merger Consideration, and shall not evidence any shares of stock of Community, all of which shall, upon the Effective Date of the Merger, be owned by South Georgia. Unless and until each such certificate owned by holders of Community Common Stock immediately prior to the Effective Date is surrendered, the holder of any such certificate shall not have any right to receive any part of the Merger Consideration to which he or she is entitled as a result of the Merger, but upon surrender of such certificates the holder shall be paid that portion of the Merger Consideration to which he or she is entitled under the terms of the Agreement.

(c) No outstanding shares of Community Common Stock as to which the holder has exercised dissenter’s rights under the Georgia Business Corporation Code shall be converted into or represent a right to receive any portion of the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the Georgia Business Corporation Code. If any such dissenting shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to such payment at or prior to the Effective Time, such holder’s share of the Community Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of the Agreement.

4. Further Instruments. If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurance in law is necessary or desirable to vest in surviving company the title to any property or rights of Interim, the proper officers and directors of Interim shall, and will, execute and make all such proper assignments and assurances in law and do all things necessary or proper to vest such property or rights in the surviving company, and otherwise to carry out the purposes of this agreement.

5. Shareholder Approval. Adoption of this Agreement by each party thereto shall require the affirmative vote of at least:

(a) The majority vote of the directors of Community and Interim hereto; and

(b) The holders of at least two-thirds of the outstanding voting shares of South Georgia’s common stock entitled to vote at any special meeting called by it for the purpose of approving the Agreement and Plan of Merger.

(c) The holders of at least a majority of the outstanding voting shares of Community’s common stock entitled to vote at any special meeting called by it for the purpose of approving the Agreement and Plan of Merger. The notices to shareholders of Community of the meeting shall include a copy or summary of this agreement and a full statement of the rights and remedies of dissenting shareholders, the method of exercising them, the limitations on such rights and remedies and all other information required by law.

(d) The holders of at least a majority of the outstanding voting shares of Interim’s common stock entitled to vote at any special meeting called by it for the purpose of approving the Agreement and Plan of Merger. The notices to shareholders of Interim of the meeting shall include a copy or summary of this agreement and a full statement of the rights and remedies of dissenting shareholders, the method of exercising them, the limitations on such rights and remedies and all other information required by law.

(e) Any modification of this agreement after it has been adopted shall be made by the same vote as that required for adoption.

6. Dissenting Shareholders of the Bank or Interim. Any shareholder of Community or Interim may object to the merger and demand payment to him or her of the fair value of his or her shares of Community or Interim. Any holder of record intending to exercise his right to dissent shall file with the respective entity, before the meeting of shareholders at which the proposed plan of merger is submitted to a vote, or at such meeting but before the vote, a written notice of his or her intent to demand payment for his or her shares if the proposed merger is effectuated. The shareholder must also refrain from voting in favor of the proposed merger.

No later than ten days after the proposed merger is effectuated, Community or Interim will deliver to each shareholder who shall have perfected his or her rights as a dissenter, written notice advising of the approval of the proposed merger and enclosing a copy of Article 13 of the Georgia Business Corporation Code. The notice will further advise the dissenting shareholder where the demand for payment must be sent and where and when certificates must be deposited, inform holders to what extent transfer of the shares will be restricted after the payment demand is received, and will set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice to the shareholder is delivered. With the time provided by such notice, the dissenting shareholder must demand payment and deposit his certificates with the Community or Interim in accordance with the terms of the notice.

If all of the preceding conditions are fully satisfied, Community or Interim will be required within ten (10) days of the later of the date the proposed merger is effectuated or receipt of a payment demand to offer to pay each dissenter who has complied with all of the conditions set forth the amount Community or Interim estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by certain recent financial statements of Community or Interim and will advise the dissenter of his or her right to demand payment under O.C.G.A. §14-2-1327, and will include a copy of Article 13 of the Georgia Business Corporation Code and the corporation’s explanation of how interest has been calculated. If the merger is not completed within sixty (60) days after the date set for demanding payment and depositing share certificates, the deposited certificates must be returned, and if the proposed merger is later effectuated, the applicable corporation must send a new notice to those shareholders who perfected their dissenter’s rights under O.C.G.A. §14-2-1322.

Any dissenting shareholder who is dissatisfied with the offer of payment may demand payment of his or her estimate of the fair value of his or her shares, together with interest due, if the shareholder believes the amount offered by Community or Interim is less than the fair value of his or her shares or that the interest due is incorrectly calculated, or if Community or Interim, having failed to effectuate the proposed merger, does not return the deposited certificates within sixty (60) days after the date set for demanding payment. Any shareholder who fails to notify Community or Interim of his demand in writing within thirty (30) days after Community or Interim made or offered payment for his or her shares will not be entitled to receive payment for his or her estimated value of the shares.

If the shareholder’s demand for payment remains unsettled, the Surviving Corporation will commence legal proceedings within sixty (60) days after receiving the payment demand in the Superior Court of Turner County to determine the fair value of the shares and accrued interest. If it fails to take that action, it must pay to each dissenter whose demand remains unsettled the amount demanded. All dissenters whose demand remains unsettled will be made parties to the proceedings.

The provisions of Article 13 of the Georgia Business Corporation Code shall prevail to the extent of any inconsistency between the provisions of this agreement of merger and the provisions of the Georgia Business Corporation Code.

7. Payments to Dissenters. With respect to payments to the holders of any shares which may be voted in dissent to this agreement of merger and related plan of reorganization, South Georgia may, at its election, provide the Surviving Corporation with the monetary consideration in an amount sufficient to redeem any and all dissenting shares, or any portion thereof.

8. Conditions Precedent to the Merger. This merger is subject to, and consummation of the merger herein provided for is conditioned upon, receiving all consents and approvals required by law, including but not limited to the following:

(a) Approval by the Georgia Department of Banking as required by the Georgia Financial Institutions Code.

(b) Prior approval of the Federal Reserve Board for South Georgia to acquire Community through the merger.

9. Abandonment of Merger Plan. This plan of reorganization and agreement of merger may be terminated and abandoned before it becomes effective by a resolution passed by a majority of the board of directors of any of the parties to this agreement. In the event of termination and abandonment of this agreement of merger by the board of directors of any of the parties, this agreement of merger shall become wholly void and of no effect.

10. Expenses of the Merger. All of the expenses of the merger, including filing fees, printing costs, mailing costs, accountant’s fees and legal fees, but excluding any legal fees or printing costs incurred in connection with the proxy statement to be sent to shareholders of Community in connection with the special meeting of shareholders, shall be borne by South Georgia. In the event the merger is abandoned for any reason, the expenses shall be paid by South Georgia except as provided in the Agreement and Plan of Merger between South Georgia and Community.

11. Effective Date. This merger agreement shall become effective at the close of business on the day on which a certificate of merger is issued by the Secretary of State of Georgia.

IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals by and through their duly authorized corporate officers the day and year first above written.

SOUTH GEORGIA INTERIM, INC.

by:
President

attest:
Secretary

COMMUNITY NATIONAL BANCORPORATION

by:
President

attest:
Secretary

EXHIBIT “B”

FORM OF DIRECTOR’S AGREEMENT

THIS AGREEMENT is made and executed as of the      day of             , 2006 between SOUTH GEORGIA BANK HOLDING COMPANY, a Georgia corporation (“South Georgia”), and the undersigned Director (“Community Director”) of Community National Bancorporation, a Georgia corporation (“Community”).

South Georgia and Community have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which South Georgia and Community agree that South Georgia Interim, Inc., a wholly-owned subsidiary of South Georgia (the “South Georgia Merger Subsidiary”), will merge with and into Community, and Community shall be the surviving entity. In consideration of (i) the payment of the Merger Consideration to the Community Director, as a shareholder of Community, (ii) the expenses that South Georgia will incur in connection with the transactions contemplated by the Plan of Merger, and (iii) in order to preserve the value of the franchise to be purchased by South Georgia and to induce South Georgia to proceed to incur such expenses, the Community Director makes the following agreements in favor of South Georgia.

1.  Undertakings of Community Director.

1.1  The Community Director agrees and undertakes to vote or cause to be voted in favor of the approval of the Plan of Merger all shares of Community Common Stock, no par value, as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof, at any meeting or meetings (including any and all adjournments thereof) held on or before                     , 200  . The parties hereto acknowledge and agree that nothing in this section or in this Agreement is intended to dictate or require that the Community Director vote as a director in any manner.

1.2  The Community Director further agrees that he will not transfer any of the shares of Community Common Stock over which he has dispositive power, which number of shares is shown on the schedule attached hereto and made a part hereof, until the vote upon the Plan of Merger by Community stockholders has been taken or until the Plan of Merger has been terminated pursuant to the provisions thereof, except (i) for transfers by operation of law, and (ii) for transfers in connection with which South Georgia has consented to the transfer and the transferee shall agree in writing with South Georgia to be bound by this Agreement as fully as the undersigned.

1.3  This Agreement shall expire on the earlier of (i) the date on which South Georgia and Community Director mutually consent in writing to terminate this Agreement, (ii) the date of the closing, or (iii) the termination of the Plan of Merger in accordance with the terms thereof.

2.  Agreement Not to Compete.

2.1  For purposes of this Section 2, Community and its wholly-owned subsidiary, Community National Bank (the “Community Entities”) conduct the following business in the following geographic areas:

(a) The Community Entities engage in the banking business; originate, close and sell loans; receive deposits and otherwise engage in the business of banking that will continue after implementation of the Plan of Merger (“Business of Community Entities”).

(b) After the Effective Time, the Community Entities will actively conduct business of the Community Entities from the main office of Community National Bank located at 561 East Washington Avenue, Ashburn, Georgia and in surrounding areas.

(c) Community Entities have established business relationships and performed the duties described in Section 2.1 of this Agreement in the geographic area covered by a circle having a radius of fifty (50) miles from the Ashburn, Georgia office of the Community Entities located at 561 East Washington Avenue, Ashburn, Georgia (the “Community Office”).

2.2  Community Director covenants and agrees that for a period of two (2) years after the Effective Time, Community Director will not serve as an officer or director, or acquire five percent (5%) or more of the outstanding equity securities, of any bank or savings and loan association or bank holding company, or federal or state chartered bank, savings bank, thrift, homestead association, savings association, savings and loan association or cooperative bank that maintains its principal business location or any branch office within the geographic area covered by a circle having a radius of fifty (50) miles from the Community Office located at 561 East Washington Avenue, Ashburn, Georgia.

3.  Miscellaneous

3.1  Capitalized terms used but not defined herein shall have the same meaning assigned to such term in the Agreement and Plan of Merger between Community and South Georgia.

3.2  The provisions of this Agreement shall be enforceable through an action for damages at law or a suit for specific performance or other appropriate extraordinary relief, the Community Director acknowledging that remedies at law for breach or default might be or become inadequate.

3.3  The Community Director acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Community. The Community Director further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.4  To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.5  This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.6  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Georgia applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

3.7  The Community Director may not assign any of his rights or obligations under this Agreement to any other person.

3.8  This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Community or an affiliate of Community and the Community Director. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals by and through their duly authorized corporate officers the day and year first above written.

SOUTH GEORGIA BANK HOLDING COMPANY

BY:
G. PAIT WILLIS, President

COMMUNITY DIRECTOR

SCHEDULE

Number of shares of common stock, no par value, of Community National Bancorporation owned by Community Director:

                     Shares

EXHIBIT “C”

OFFER TO PURCHASE WARRANTS ISSUED BY

COMMUNITY NATIONAL BANCORPORATION

SOUTH GEORGIA BANK HOLDING COMPANY

OFFER TO PURCHASE WARRANTS ISSUED

BY COMMUNITY NATIONAL BANCORPORATION

Date of this Notice: , 2006

Name:

Number of Warrants:	Warrant Exercise Price: $10.00

Date of Issuance:	Warrant No.:

Community National Bancorporation (“Community”) has issued to you warrants to purchase shares of Community’s no par value common stock, as more fully described above (the “Warrants”).

Community has now entered into that Agreement and Plan of Merger with South Georgia Bank Holding Company (“South Georgia”) dated February     , 2006 (the “Merger Agreement”), pursuant to which South Georgia Merger Corporation will be merged with and into Community (the “Merger”). After the consummation of the Merger, Community (as the surviving corporation to the Merger) will be a wholly-owned subsidiary of South Georgia, and the interest of the present shareholders of Community will be converted into the right to receive the Merger Consideration. In connection with the Merger, South Georgia now offers to purchase all of your outstanding Warrants, whether or not currently vested or exercisable, and to pay to you the Per Unit Warrant Consideration (as defined herein) in exchange therefor. If the Merger is consummated, payment of the Warrant Holder Consideration will be made according to the terms of the Agreement and Plan of Merger. If the Merger is not consummated, the tender and assignment to South Georgia of your Warrants will be void and of no effect.

In consideration of the tender and assignment of your Warrants to South Georgia, as of the date of the completion of the Merger (the “Merger Date”), you will be entitled to payment by the Exchange Agent of the Per Unit Warrant Consideration for each warrant that you own. Warrant Holder Consideration, which is defined as the excess of (a) the Per Share Stock Purchase Price to be paid to shareholders of Community under the Merger Agreement, over (b) the per share exercise price of your Warrants ($10.00 per share). An amount equal to the Per Unit Warrant Consideration times the number of warrants you hold will be paid to you as per the terms of the Exchange Agency Agreement entirely in the form of cash and will be determined and paid with respect to all of your Warrants, whether or not they are presently exercisable or vested.

Capitalized terms not defined herein shall have the same meaning as given such terms in the Plan of Merger.

By execution of Exhibit “A”, you also represent that you have had access to all information related to the Warrants, the Merger, Community and South Georgia that you reasonably consider important in making a decision to tender and assign your Warrants to South Georgia and that you have had ample time to ask questions of Community’s and South Georgia’s representatives concerning such matters as you deem relevant to your decision.

Your election to tender and assign your Warrants should be made using the attached form, Exhibit “A” hereto. Your election should be executed, dated and delivered to South Georgia Bank Holding Company, Attention: G. Pait Willis, P.O. Box 1505, Tifton, 31793.

SOUTH GEORGIA BANK HOLDING COMPANY

BY:
G. PAIT WILLIS, President

SOUTH GEORGIA BANK HOLDING COMPANY

OFFER TO PURCHASE WARRANTS ISSUED

BY COMMUNITY NATIONAL BANCORPORATION

EXHIBIT “A”

ELECTION

By execution below, I acknowledge that I have received from South Georgia Bank Holding Company an offer to purchase Warrants issued by Community National Bancorporation. I also acknowledge that I have had access to all information related to the Warrants, the Merger, and Community that I reasonably consider important in making a decision whether to tender and assign my Warrants and that I have had ample time to ask questions of Community’s and South Georgia’s representatives concerning such matters as I deem relevant to my decision. I elect to tender and assign to South Georgia all of my Warrants, whether or not presently exercisable and vested, in consideration of the payment to me of the Warrant Consideration more particularly described in the notice.

Signature

Print Name:

Date: , 2006

EXHIBIT “D”

MATTERS AS TO WHICH

SUTHERLAND ASBILL & BRENNAN WILL OPINE

1. Community is a corporation duly organized and validly existing under the laws of the State of Georgia with corporate power and authority (a) to conduct its business and (b) to own and use its Assets.

2. Community is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Federal Bank Holding Company Act of 1956, as amended.

3. Community National Bank is a national bank which has been duly organized and is validly existing under the laws of the United States, with the requisite power and authority to conduct its business and to own and use its assets. The deposits of Community National Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

4. Based solely on facts stated in a certificate of officers of Community and based on our knowledge after due inquiry, Community’s authorized shares consist of 50,000,000 shares of Common Stock, no par value, of which 2,008,595 shares were outstanding as of                     , 2006 and             were held as treasury shares, and 10,000,000 shares of preferred stock, none of which were issued and outstanding as of                     , 2006. The outstanding shares of Community Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our Knowledge, except as Previously Disclosed, there are no options, subscriptions, warrants, calls, rights or commitments obligating Community to issue equity securities or acquire its equity securities.

5. The execution and delivery by Community of the Agreement do not, and if Community were to perform its obligations under the Agreement such performance would not, result in any violation of the articles of incorporation or bylaws of Community or the charter or bylaws of Community or, to our Knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which Community is a party or by which Community is bound.

6. Community has duly authorized the execution and delivery of the Agreement and all performance by Community thereunder and has duly executed and delivered the Agreement.

7. The Agreement is enforceable against Community subject to shareholder and regulatory approval.

EXHIBIT “E”

MATTERS AS TO WHICH

MARTIN SNOW, LLP WILL OPINE

1. South Georgia is a corporation duly organized and validly existing under the laws of the State of Georgia with corporate power and authority (a) to conduct its business and (b) to own and use its Assets.

2. The execution and delivery by South Georgia of the Agreement does not, and if South Georgia were to perform its obligations under the Agreement such performance would not, result in any violation of the articles of incorporation or bylaws of South Georgia or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which South Georgia is a party or by which South Georgia is bound.

3. South Georgia has duly authorized the execution and delivery of the Agreement and all performance by South Georgia thereunder and has duly executed and delivered the Agreement.

4. South Georgia is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Federal Bank Holding Company Act of 1956, as amended.

5. The Agreement is enforceable against South Georgia subject to regulatory approval.

EXHIBIT “F”

EXCHANGE AGENCY AGREEMENT

Date:                     , 2006

Community National Bank

561 East Washington Avenue

Ashburn, Georgia 31714

Ladies and Gentlemen:

Reference is made to the proposed merger (“Merger”) of South Georgia Interim, Inc., a Georgia corporation (“Sub”) and wholly-owned subsidiary of South Georgia Bank Holding Company, a Georgia corporation (“PARENT”), with and into Community National Bancorporation, a Georgia corporation (“TARGET”), pursuant to the Agreement and Plan of Merger dated as of even date, (as amended, supplemented or otherwise modified, the “Merger Agreement”), a copy of which has been previously delivered to you and whose defined terms, if a capitalized term is not defined in this Agreement, will be incorporated into this Agreement. At the effective time of the Merger (“Effective Time”), each issued and outstanding share of common stock and warrant to purchase such common stock of TARGET (such common stock and warrants and their holders will be referred to here as “TARGET Common Stock”, “TARGET Warrants”, “TARGET Shareholders” and “TARGET Warrant Holders”) will be converted into, or exchangeable for, respectively, an amount of cash (without interest) based on a formula outlined in the Merger Agreement. You will be notified of the Effective Time and the purchase price for such shares and warrants (or the formula for final determination of such purchase price) by no later than the first business day following the Effective Time.

This will confirm the appointment by TARGET, PARENT and Sub of Community National Bank as the exchange agent (“Exchange Agent”) with respect to the Merger, and, in that capacity, the authorization of the Exchange Agent to act as agent for the TARGET Shareholders and TARGET Warrant Holders for the purpose of receiving all Merger Consideration and transmitting the same to the TARGET Shareholders and TARGET Warrant Holders upon satisfaction of the conditions set forth herein. Your duties, liabilities and rights as Exchange Agent are as set forth herein and will be governed, in addition, by the applicable terms of the Merger Agreement.

TARGET has delivered or will deliver to you (i) a copy of the letter of transmittal (“Letter of Transmittal”) to be sent to TARGET Shareholders and TARGET Warrant Holders, (ii) copies of all other documents or materials, if any, to be forwarded to TARGET Shareholders and TARGET Warrant Holders, (iii) a certified copy of resolutions adopted by the Board of Directors of TARGET authorizing the Merger, (iv) a list showing the names and addresses of all TARGET Shareholders and TARGET Warrant Holders as of the Effective Time and the number of shares of TARGET Common Stock and warrants held by each TARGET Shareholder and TARGET Warrant Holders immediately prior to the Effective Time, including the certificate detail relating thereto, and (v) a list of certificates (including certificate numbers) representing shares of TARGET Common Stock that have been or are, as of such date, lost, stolen, destroyed or replaced or restricted as to transfer (noting the text of the restrictive legends applicable thereto) or with respect to which a stop transfer order has been noted (such lists being herein referred to as the “Lists”).

As soon as practicable after the Effective Time, the Exchange Agent will mail to each TARGET Shareholder and TARGET Warrant Holder (a) a notice advising such holder of the effectiveness of the Merger and the applicable terms of the exchange effected thereby, and (b) any other material required by the Merger Agreement or deemed appropriate by TARGET and PARENT.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following:

1. Examination of Letters of Transmittal. You are to examine Letters of Transmittal, certificates representing shares or warrants of TARGET Common Stock, and all other documents delivered or mailed to you by or for TARGET Shareholders to ascertain whether:

(a) the Letters of Transmittal appear to be duly executed and properly completed in accordance with the instructions set forth therein;

(b) the certificates for shares and warrants of TARGET Common Stock appear to be properly surrendered;

(c) the other documents, if any, used in exchange appear to be duly executed and properly completed and in the proper form; and

(d) the certificates for shares or warrants of TARGET Common Stock are free of restrictions on transfer as set forth on the Lists.

In the event you ascertain that any Letter of Transmittal or other document has been improperly completed or executed, that any of the certificates for shares or warrants of TARGET Common Stock are not in proper form or some other irregularity exists, you shall attempt to resolve promptly the irregularity and may use your best efforts to contact the appropriate TARGET Shareholder or TARGET Warrant Holder by whatever means of communication you deem most expedient to correct the irregularity and, upon consultation with TARGET, you shall endeavor to take such other reasonable action as may be necessary to cause such irregularity to be corrected, and the determination of any questions referred to TARGET or its counsel by you as to the validity, form and eligibility, as well as the proper completion of execution of the Letters of Transmittal and other documents, shall be final and binding, and you may rely thereon as provided in Section 9 hereof. Any costs of contacting TARGET Shareholders or TARGET Warrant Holders for the purpose of correcting irregularities shall be incurred for the account of the TARGET.

2. Exchange of Shares and Warrants for Cash. As soon as practicable after the Effective Time and after surrender to you of all certificates for shares of TARGET Common Stock and for TARGET Warrants registered to a particular record holder or holders (and only after surrender of all such certificates or warrants) and the return of a properly completed and signed Letter of Transmittal relating thereto along with a properly completed stock transfer power, you shall pay to such holder(s) the applicable Per Share Stock Purchase Price or Per Unit Warrant Consideration in accordance with the procedures set forth in the Merger Agreement.

3. Lost, Stolen, or Destroyed Certificates. In the event that any TARGET Shareholder or TARGET Warrant Holder claims that any warrant or certificate representing shares of TARGET Common Stock or units of TARGET Warrants is lost, stolen or destroyed, the Exchange Agent, upon compliance by the holder with the requirements of Section 4.1 of the Merger Agreement, shall pay the applicable Merger Consideration in exchange for such lost, stolen or destroyed TARGET Warrant or Common Stock certificate.

4. Reports. The Exchange Agent shall furnish, until otherwise notified, monthly, or more frequently if requested by TARGET or PARENT, reports to TARGET and PARENT showing the number of TARGET shares and warrants surrendered and the amount of cash paid in exchange therefore.

5. IRS Filings. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing tax identification numbers, and shall file any appropriate reports with the Internal Revenue Service (“IRS”) (e.g., 1099, 1099B, etc.) You may be required to deduct appropriate withholding from cash paid to holders who have not supplied their correct taxpayer identification number or required certification. Such funds will be turned over to the IRS by you.

6. Copies of Documents. You shall take such action at the PARENT’S expense as may from time to time be reasonably requested by TARGET to furnish copies of the Letter of Transmittal to persons designated by TARGET.

7. Receipt or Disposal. Letters of Transmittal and telegrams, telexes, facsimile transmissions and other materials submitted to you by TARGET Shareholders shall be preserved in accordance with applicable laws.

8. Maintenance of Records. You will keep and maintain complete and accurate ledgers showing all shares and warrants exchanged by you and payments made by you. You are authorized to cooperate with and furnish information to any organization or its legal representatives designated from time to time by TARGET or PARENT in any manner reasonably requested by any of them in connection with the Merger, share and warrant exchange pursuant thereto.

9. Exchange Agents Duties and Obligations. As Exchange Agent, you:

(a) will have no duties or obligations other than those specifically set forth herein and in the Merger Agreement, or as may subsequently be agreed to in writing by you, PARENT and TARGET, or if after the Closing (as defined by the Merger Agreement), by PARENT;

(b) will be regarded as making no representations or warranties and having no responsibilities regarding the validity, sufficiency, value or genuineness of any warrants or certificates for shares of TARGET Common Stock surrendered to you or the warrants or shares of TARGET Common Stock represented thereby; will not be required or requested to make any representations as to the validity or genuineness of any warrants or certificates for shares of PARENT Common Stock or shares of PARENT Common Stock represented thereby; and will not be responsible in any manner whatsoever for the correctness of the statements made herein or in the Merger Agreement or in any document furnished to you by TARGET or PARENT;

(c) will not be obligated to institute or defend any action, suit or legal proceeding in connection with the Merger, or your duties hereunder, or take any other action which might in your judgment involve, or result in, expense or liability to you, unless PARENT shall first furnish you an indemnity satisfactory to you;

(d) may rely on, and shall be protected in acting upon, any warrant, certificate, instrument, opinion, representation, notice letter, telegram or other document delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

(e) may rely on, and shall be protected in acting upon, written or oral instructions given by any officer of, or any party authorized by, TARGET or PARENT with respect to any matter relating to your actions as Exchange Agent;

(f) may consult with counsel reasonably satisfactory to you (including counsel for TARGET or PARENT), and the written advice or opinion of such counsel shall be full and complete authorization and protection in the respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel; and

(g) may retain an agent or agents of your choice to assist you in performing your duties and obligations hereunder, at your cost and without relieving you of any liability hereunder.

10. Termination of Exchange Agent’s Duties and Obligations. This agreement shall terminate upon agreement of TARGET and PARENT, at which time all cash not disbursed to TARGET Shareholders or TARGET Warrant Holders shall be delivered by the Exchange Agent to PARENT. The provisions of sections 11 and 12 below shall survive the termination of this Agreement.

11. Indemnification of Exchange Agent. TARGET and PARENT hereby jointly and severally covenant and agree to reimburse, indemnify and hold you harmless from and against any and all claims, actions, judgments, damages, losses, liabilities, costs, transfer or other taxes, and expenses (including, without limitation, reasonable attorneys fees and expenses) incurred or suffered without any negligence, bad faith or willful misconduct on your part, arising out of or incident to this Agreement or the administration of your duties hereunder, or arising out of or incident to your compliance with instructions set forth herein or with any instructions delivered to you pursuant hereto, or as a result of defending yourself against any claim or liability resulting from your actions as Exchange Agent, including any claim against you by any tendering TARGET Shareholder, which covenant and agreement shall survive the termination hereof. You hereby represent that you will notify TARGET and PARENT by letter, or facsimile confirmed by letter, of any receipt by you of a written assertion of a claim against you, or any action commenced against you, within five (5) business days after your receipt of written notice of such assertion or your having been served with the summons or other first legal process giving information as to the nature and basis of any such assertion. However, your failure to so notify TARGET and PARENT shall not operate in any manner whatsoever to relieve TARGET and PARENT from any liability which they may have on account of this Section 11 unless TARGET or PARENT have been prejudiced as a result thereof. At their election, TARGET and PARENT may assume the conduct of your defense in any such action or claim at their sole cost and expense. In the event that TARGET and PARENT elect to assume the defense of any such action or claim and confirm to you in writing that the indemnity provided for in this Section 11 applies to such action or claim, TARGET and PARENT shall not be liable for the fees and expenses of any counsel thereafter retained by you. Notwithstanding anything to the contrary contained in this Section 11, you shall have no right to compromise or settle any such claim or action without the prior written consent of TARGET and PARENT (which consent shall not be unreasonably withheld, conditioned or delayed).

12. Compensation and Expenses. For services rendered as Exchange Agent hereunder, your fees will be subsequently agreed to by PARENT and TARGET.

13. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be delivered by hand or overnight courier service or by facsimile:

If to PARENT, to:

South Georgia Bank Holding Company

725 West Second Street (31794)

P.O. Box 1505

Tifton, Georgia 31793

Attention: G. Pait Willis, President

If to TARGET:

Community National Bancorporation

561 East Washington Avenue

P.O. Box 2169

Ashburn, Georgia 31714

or to such other persons, addresses or facsimile numbers as may be designated in writing by the person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 13, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 13, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 13 and appropriate confirmation is received.

14. Governing Law; Binding Upon Successors and Assigns. This Agreement and any claim or controversy relating hereto shall be governed by and construed in accordance with the law of the State of Georgia. This Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

[Signatures appear on the following page.]

SOUTH GEORGIA BANK HOLDING COMPANY

By:
Name:
Title:

COMMUNITY NATIONAL BANCORPORATION

By:
Name:
Title:

The terms of the foregoing Exchange Agency Agreement accepted this             ,     , 2006.

COMMUNITY NATIONAL BANK

By:
Name:
Title:

APPENDIX B

[LETTERHEAD OF NICHOLS, CAULEY & ASSOCIATES, LLC]

January 19, 2006

FAIRNESS OPINION LETTER

Ruth Raines

Chairperson of the Board of Directors

Community National Bancorporation

Ashburn, Georgia 31714

We understand that Community National Bancorporation is entering into an Agreement and Plan of Merger in which South Georgia Bank Holding Company will (hereinafter The Transaction) acquire all of the outstanding common stock of Community National Bancorporation (hereinafter The Company). As reflected in the Agreement and Plan of Merger dated January 18, 2006:

“Merger Consideration” shall mean Twenty-nine Million Five Hundred Thousand and no/100 Dollars ($29,500,000.00) in cash:

(i) reduced dollar for dollar to the extent the Stockholder Equity of Community is less than Eighteen Million Seven Hundred Fifty Thousand and no/100 Dollars ($18,750,000.00) as of the date Community’s books are closed and adjusted for accrued closing costs pursuant to the terms of paragraph 1.2(d) and to the extent the loan loss reserve of Community National Bank is less than Two Million One Hundred Thousand and no/100 Dollars ($2,100,000.00) as of the same date (in both instances as determined in accordance with the procedures outlined in this Agreement); and

(ii) increased dollar for dollar to the extent the Stockholder Equity of Community is greater than Eighteen Million Seven Hundred Fifty Thousand and no/100 Dollars ($18,750,000.00) [so long as the loan loss reserve of Community National Bank is Two Million One Hundred Thousand and no/100 Dollars ($2,100,000.00)] as of the date Community’s books are closed and adjusted for accrued closing costs pursuant to the terms of paragraph 1.2(d), with such adjustment to be net of taxes calculated at the 2005 marginal rate of Community and limited to a total adjustment of Five Hundred Thousand and no/100 Dollars ($500,000.00).

No adjustment in Merger Consideration pursuant to this paragraph shall result in an increase in Merger Consideration beyond Thirty Million and no/100 Dollars ($30,000,000.00). Provisions for Dissenting Shareholders are likewise provided for in the Agreement and Plan of Merger.

You have supplied us with a draft of the Agreement and Plan of Merger By and Between Community National Bancorporation and South Georgia Bank Holding Company dated as of January 18, 2006 in substantially the form to be executed by the parties.

You have asked us to render an opinion as to whether the Transaction is fair, from a financial point of view, to the public shareholders of Community National Bancorporation.

In the course of our analyses for rendering this opinion, we have:

1. reviewed the Merger Agreement, but only for the purpose of obtaining an understanding of the contemplated transaction;

2. reviewed the last five years of Annual Reports on 10-K for the fiscal years ended December 31 that were available;

B-1

Community National Bancorporation

3. reviewed the last two available 10-Q’s;

4. reviewed the December 31, 2005 (unaudited) financial statements prepared by management.

5. reviewed the budget for 2006 supplied to us by management;

6. met or had discussions with senior management for the company;

7. visited the facilities in Ashburn and Cordele Georgia;

8. reviewed the historical market prices and trading volumes of the common stock of Community National Bancorporation;

9. reviewed publically available financial data and stock market performance of public companies that we deem generally comparable to Community National Bancorporation;

10. reviewed the terms of recent acquisitions of companies that we deemed generally comparable to the Community National Bancorporation contemplated transaction;

11. conducted other studies, analyses, inquiries, and investigations that we deemed appropriate for the purposes of this opinion.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information provided to us from public sources and all the financial and other information provided to us by Community National Bancorporation or its representatives. We have further relied upon the assurances of the management of Community National Bancorporation that they are unaware of any facts that would make the information Community National Bancorporation or its representatives provided to us incomplete or misleading.

With respect to the projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of Community National Bancorporation. We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions. In arriving at our opinion, we have not performed or obtained any independent appraisals of the assets of Community National Bancorporation.

Our opinion is necessarily based on economic, market, financial, and other conditions as they exist on, and on the information made available to us as of, the date of this letter.

Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the public stockholders of Community National Bancorporation.

The opinion expressed herein is provided for the information and assistance of the Board of Directors of Community National Bancorporation concerning its consideration of the Transaction. Our opinion does not constitute a recommendation to the stockholders of Community National Bancorporation as to whether or not to vote in favor of the merger.

This report has been prepared for the specific purpose set forth herein. This report is not to be copied or made available to any persons without the express written consent of Nichols, Cauley & Associates, LLC.

NICHOLS, CAULEY & ASSOCIATES, LLC

/s/    MIKE CAULEY

Mike Cauley; CPA, CVA, CFP®

Dublin, Georgia

B-2

APPENDIX C

ARTICLE 13 OF THE

GEORGIA BUSINESS CORPORATION CODE

14-2-1301. Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302. Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately following the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholder within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,500 shares, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,500 shares, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which dissents and his or her other shares were registered in the names of different shareholders.

14-2-1320. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

14-2-1323. Duty to demand payment.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his or her certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his or her shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this article.

14-2-1324. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

14-2-1325. Offer of payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding. payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation made or offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his or her own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330. Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of the Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PRELIMINARY COPIES

COMMUNITY NATIONAL BANCORPORATION

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 25, 2006

The undersigned shareholder of Community National Bancorporation (“Community National”) hereby appoints Ruth W. Raines and T. Brinson Brock, Sr. as proxies with full power of substitution, to vote all shares of common stock of Community National which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Meeting”) to be held at The Thrasher House, 720 Hudson Avenue, Ashburn, Georgia and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting and the Proxy Statement relating to the Meeting (the “Proxy Statement”), receipt of which is hereby acknowledged.

PROPOSAL: To approve and adopt an agreement and plan of merger, dated February 6, 2006, between South Georgia Bank Holding Company (“South Georgia”) and Community National, pursuant to which South Georgia will acquire Community National pursuant to the merger of an interim subsidiary of South Georgia with and into Community National:

☐ FOR             ☐ AGAINST             ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PLEASE TURN THIS PROXY FORM OVER AND SIGN IT ON THE REVERSE SIDE

[REVERSE SIDE OF PROXY FORM]

This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR the proposal listed hereon. Discretionary authority is hereby conferred as to all other matters which may come before the meeting.

Dated: , 2006 (Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

If stock is held in the name of more than one person, all holders should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in name by authorized person.

Please mark, date and sign this Proxy, and return it in the enclosed return-addressed envelope. No postage is necessary.

PLEASE RETURN PROXY AS SOON AS POSSIBLE